Exhibit 10.2

FIXED ASSET CREDIT AGREEMENT

dated as of

July 18, 2006

among

PLIANT CORPORATION PTY LTD.,
PLIANT CORPORATION OF CANADA LTD.,
PLIANT FILM PRODUCTS GMBH
and
ASPEN INDUSTRIAL, S.A. DE C.V.,
as Borrowers,

The Lenders Party Hereto,

and

MERRILL LYNCH BANK USA,
as Administrative Agent

* * *

MERRILL LYNCH COMMERCIAL FINANCE CORP.,
as Sole Lead Arranger and Book Manager

i

SCHEDULES:

Schedule 1.01(a)	Mortgaged Properties
Schedule 1.01(b)	Existing Letters of Credit
Schedule 1.01(c)	Borrower Account
Schedule 2.01(a)	Commitments
Schedule 3.05	Owned or Leased Property
Schedule 3.12(a)	Subsidiaries
Schedule 3.12(b)	Loan Party Information
Schedule 3.13	Insurance
Schedule 3.16(d)	Mortgage Filing Offices
Schedule 5.07	Insurance Levels
Schedule 5.17	Deposit Accounts
Schedule 5.19	Post-Closing Conditions
Schedule 6.01	Existing Indebtedness
Schedule 6.03	Existing Liens
Schedule 6.05(b)	Existing Investments
Schedule 6.06	Asset Sales
Schedule 6.10	Affiliate Transactions
Schedule 6.11	Existing Restrictions

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	[Intentionally Omitted]
Exhibit B-2	Form of Foreign Guarantee Agreement
Exhibit C-1	[Intentionally Omitted]
Exhibit C-2	[Intentionally Omitted]
Exhibit C-3	[Intentionally Omitted]
Exhibit C-4	[Intentionally Omitted]
Exhibit C-5	Form of Mexican Pledge Agreement
Exhibit D-1	[Intentionally Omitted]
Exhibit D-2	[Intentionally Omitted]
Exhibit D-3	Form of Canadian Security Agreement
Exhibit D-4	Form of German Global Assignment Agreement
Exhibit D-5	Form of Mexican Security Agreement
Exhibit E	Form of Borrowing Base Certificate
Exhibit F	Form of Perfection Certificate
Exhibit G	Form of Borrowing Request
Exhibit H	Form of Compliance Certificate
Exhibit I	[Intentionally Omitted]

v

Exhibit J	[Intentionally Omitted]
Exhibit K	Form of Revolving Credit Note

FIXED ASSET CREDIT AGREEMENT, dated as of July 18, 2006 (this, “Agreement”), among PLIANT CORPORATION PTY LTD., PLIANT CORPORATION OF CANADA LTD., PLIANT FILM PRODUCTS GMBH and ASPEN INDUSTRIAL, S.A. DE C.V., as Borrowers (collectively, the “Borrowers”), the Lenders party hereto and MERRILL LYNCH BANK USA, as Administrative Agent (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers have requested that the Lenders make available for the purposes specified in this Agreement a revolving credit facility; and

WHEREAS, the Lenders are willing to make available to the Borrowers such revolving credit facility upon the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Borrower” has the meaning assigned to such term in Section 2.20.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime

Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, (a) with respect to any Australian Lender, the percentage of the total amount of the Australian Revolving Exposure represented by such Australian Lender’s Australian Revolving Exposure, (b) with respect to any Canadian Lender, the percentage of the total amount of the Canadian Revolving Exposure represented by such Canadian Lender’s Canadian Revolving Exposure, (c) with respect to any German Lender, the percentage of the total amount of the German Revolving Exposure represented by such German Lender’s German Revolving Exposure, and (d) with respect to any Mexican Lender, the percentage of the total amount of the Mexican Revolving Exposure represented by such Mexican Lender’s Mexican Revolving Exposure.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.  If any of the Australian Revolving Exposure, Canadian Revolving Exposure, German Revolving Exposure or Mexican Revolving Exposure is $0, the Applicable Percentage with respect to any Australian Lender, Canadian Lender, German Lender or Mexican Lender shall be determined based upon the percentage of the total amount of the Commitments represented by such Australian Lender’s, Canadian Lender’s, German Lender’s or Mexican Lender’s Commitment, as applicable.

“Applicable Rate” means, as of each date of determination, with respect to any ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Average Revolving Exposure for such day (calculated as of the end of such day):

Average Revolving Exposure	ABR Spread	Eurodollar Spread
Category 1 Greater than 75% of Available Credit	2.00%	3.00%
Category 2 Less than or equal to 75% of Available Credit	1.75%	2.75%

Each date of determination for the Applicable Rate shall be on each Interest Payment Date.  Changes in the Applicable Rate resulting from a change in the Average Revolving Exposure on any date of determination shall become effective as to all ABR Loans and Eurodollar Loans from and including the first day following such date of determination.  Notwithstanding the foregoing, the Applicable Rate with respect to any ABR Loan or Eurodollar Loan will be determined by reference to Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) if the Administrative Borrower fails to deliver any Borrowing Base Certificate required to be delivered by it pursuant to Section 5.01(f), during the period from the expiration of the time for delivery thereof until the Administrative Borrower delivers such Borrowing Base Certificate.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered, managed or controlled by (a) a Lender,

(b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, manages or controls a Lender.

“Arranger” means Merrill Lynch Commercial Finance Corp., as sole lead arranger and book manager for the Loans.

“Asset Disposition” means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property or series of related dispositions of assets or property (excluding any such disposition permitted by Section 6.06(a), (b), (c) and (g)) that yields gross proceeds to the Parent or any of its Subsidiaries in excess of $1,000,000 in the aggregate for all such dispositions.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Availability Period” means the period from and including the Australian Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Australian Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication of:

(a)           (i) 75% of each Australian Loan Party’s Eligible Real Estate valued at market value plus (ii) 85% of the Net Orderly Liquidation Value of each Australian Loan Party’s Eligible Machinery and Equipment, minus

(b)           the Rent Reserve with respect to each Australian Loan Party, minus

(c)           the Priority Payables Reserve with respect to each Australian Loan Party, minus

(d)           the Secured Obligations Reserve with respect to each Australian Loan Party, minus

(e)           any Reserves with respect to each Australian Loan Party.

The Australian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement.  Standards of eligibility and reserves and advance rates of the Australian Borrowing Base may be revised and adjusted from time to time solely at the commercially reasonable discretion of the Administrative Agent, with any changes in such standards to be effective immediately after delivery of notice thereof to the Administrative Borrower.  For purposes of calculating the Australian Borrowing Base on any date, all amounts reflected or outstanding in Australian Dollars shall be translated into dollars at the exchange rate in effect on such date, as determined in good faith by the Administrative Borrower.

“Australian Dollar” or “A$” refers to the lawful money of Australia.

“Australian Effective Date” means the date on which the conditions specified in Section 4.03 are satisfied.

“Australian Lender” means each Lender or any Affiliate of a Lender designated by such Lender to the Administrative Borrower as an “Australian Lender”.  The Australian Lender on the Effective Date shall be Merrill Lynch International (Australia) Limited.

“Australian Loan Party” means the Australian Subsidiary Borrower and any other Loan Party organized under the laws of Australia or any state or province thereof.

“Australian Revolving Exposure” means, with respect to any Australian Lender at any time, the sum of the outstanding principal amount of such Australian Lender’s Australian Revolving Loans.

“Australian Revolving Loan” means a Loan made by an Australian Lender pursuant to Section 2.01(b).  Each Australian Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“Australian Security Agreement” means an Australian Security Agreement, in form and substance reasonably satisfactory to the Administrative Borrower and the Administrative Agent, among the Australian Subsidiary Borrower and the Administrative Agent, pursuant to which the Australian Subsidiary Borrower will grant liens on its Foreign Fixed Asset Collateral and Foreign Working Capital Collateral in favor of Merrill Lynch Bank USA, for the ratable benefit of the Secured Parties, as security for the Obligations, and each other security agreement or other instrument or document executed and delivered by any Australian Loan Party to secure any of the Obligations.

“Australian Sublimit” means $2,000,000.

“Australian Subsidiary Borrower” means Pliant Corporation Pty Ltd., a company organized under the laws of Australia (ABN 36 055 367 925).

“Availability Amount” means, at any time, an amount equal to (a) the lesser of (i) the total amount of the Commitments at such time and (ii) the Borrowing Base in effect at such time minus (b) the total Revolving Exposure at such time.

“Available Credit” means, at any time, an amount equal to the lesser of (a) the total amount of the Commitments at such time and (b) the Borrowing Base in effect at such time.

“Average Revolving Exposure” means, for any period, the average daily Revolving Exposure during such period.

“Bailee Letter” means a written agreement reasonably acceptable to the Administrative Agent, pursuant to which a bailee of Equipment of any Loan Party agrees to hold such Equipment for the benefit of the Administrative Agent, to waive or subordinate its rights and claims as bailee in such Equipment, including warehouseman’s liens, processor’s liens, rights of levy and distraint for rent, grant access to the Administrative Agent for the repossession and sale of such Equipment, and make other agreements relative thereto.

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Account” means, with respect to each Borrower, such Borrower’s account set forth on Schedule 1.01(c), as such Schedule may be amended from time to time on five Business Days’ prior written notice from the Administrative Borrower to the Administrative Agent.

“Borrowers” has the meaning specified in the preamble.

“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication of the Australian Borrowing Base, the Canadian Borrowing Base, the German Borrowing Base and the Mexican Borrowing Base.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E (with such changes therein as may be required by the Administrative Agent, to reflect the components of, and reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Financial Officer of the Administrative Borrower, which certificate shall include appropriate exhibits, schedules, supporting documentation and reports as reasonably requested by the Administrative Agent.

“Borrowing Request” means a request by a Borrower for a Borrowing in substantially the form of Exhibit G hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks generally are not open for dealings in dollar deposits in the London interbank market, (b) when used in connection with any Australian Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for deposits in Sydney, Australia, (c) when used in connection with any Canadian Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for deposits in Toronto, Canada, (d) when used in connection with any German Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for deposits in Berlin, Germany, and (e) when used in connection with any Mexican Revolving Loan, the term “Business Day” shall also exclude any day on which banks are not open for deposits in Mexico City, Mexico.

“Canadian Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication of:

(a)           (i) 75% of each Canadian Loan Party’s Eligible Real Estate valued at market value plus (ii) 85% of the Net Orderly Liquidation Value of each Canadian Loan Party’s Eligible Machinery and Equipment, minus

(b)           the Rent Reserve with respect to each Canadian Loan Party, minus

(c)           the Priority Payables Reserve with respect to each Canadian Loan Party, minus

(d)           the Secured Obligations Reserve with respect to each Canadian Loan Party, minus

(e)           any Reserves with respect to each Canadian Loan Party.

The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement.  Standards of eligibility and reserves and advance rates of the Canadian Borrowing Base may be revised and adjusted from time to time solely at the commercially reasonable discretion of the Administrative Agent, with any changes in such standards to be effective immediately after delivery of notice thereof to the Administrative Borrower.  For purposes of calculating the Canadian Borrowing Base on any date, all amounts reflected or outstanding in Canadian Dollars shall be translated into dollars at the exchange rate in effect on such date, as determined in good faith by the Administrative Borrower.

“Canadian Confirmation Order” means an order of the Canadian Court, which shall, among other things, order and declare that the Confirmation Order and the Plan of Reorganization are recognized and shall be implemented, binding and effective in Canada in accordance with their terms as if originally made in Canada.

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List).

“Canadian Dollars” or “Cdn$” refers to lawful money of Canada.

“Canadian Lender” means each Lender or any Affiliate of a Lender designated by such Lender to the Administrative Borrower as a “Canadian Lender”.  The Canadian Lender on the Effective Date shall be Merrill Lynch Capital Canada Inc.

“Canadian Lending Office” means, as to any Canadian Lender, the applicable branch, office or Affiliate of such Canadian Lender designated by such Canadian Lender to make Canadian Revolving Loans to the Canadian Subsidiary Borrower.

“Canadian Loan Party” means the Canadian Subsidiary Borrower and any other Loan Party organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Plan” means any pension benefit plan within the meaning of the Pension Benefits Act (Ontario) in respect of which any Loan Party makes or has made contributions in respect of its employees.

“Canadian Revolving Exposure” means, with respect to any Canadian Lender at any time, the sum of the outstanding principal amount of such Canadian Lender’s Canadian Revolving Loans.

“Canadian Revolving Loan” means a Loan made by a Canadian Lender pursuant to Section 2.01(c).  Each Canadian Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“Canadian Security Agreement” means the Canadian Security Agreement, substantially in the form of Exhibit D-3, from the Canadian Subsidiary Borrower in favor of the Administrative Agent, and each other security agreement or other instrument or document executed and delivered by any Canadian Loan Party to secure any of the Obligations.

“Canadian Sublimit” means $10,000,000.

“Canadian Subsidiary Borrower” means Pliant Corporation of Canada Ltd., a limited liability company organized under the laws of Ontario.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Parent and the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Parent and the Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Parent and the Subsidiaries during such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Amount” has the meaning assigned to such term in Section 2.10(g).

“Cash Collection Period” means the period commencing on the first Business Day after the occurrence of a Cash Collection Triggering Event and ending on the date the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full.

“Cash Collection Triggering Event” means that (a) the Facilities Availability Amount at any time is less than $15,000,000 or (b) an Event of Default has occurred and is continuing.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding any portion thereof in respect of interest not required to be paid in cash during such period or within one year thereafter.

 “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) the failure by the Control Group to own, directly or indirectly, beneficially and of record, common stock of the Parent representing at least 25% of the issued and outstanding common stock of the Parent; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Effective Date) other than the Control Group, of common stock of the Parent representing more than 50% of the issued and outstanding common stock of the Parent; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by members of the Control Group or the board of directors of the Parent nor (ii) appointed by directors so nominated; provided, however, that a Change in Control shall not have occurred under this clause (c) as a result of the occurrence of a vacancy on the board of directors of the Parent if, within 30 days after the occurrence of such vacancy, such vacancy is filled by a person who is nominated by members of the Control Group; (d) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person other than the Parent (or a Wholly Owned Subsidiary of the Parent) of any Equity Interests in any Borrower; or (e) the occurrence of a “Change of Control” as defined under the Senior First Lien Note Documents, the Senior Second Lien Note Documents or the Senior Subordinated Note Documents or a “Liquidation Event” as defined under the terms of any Preferred Stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Chapter 11 Case” and Chapter 11 Cases” means the Chapter 11 Case Nos. 06-10000 through 06-10010, jointly administered under Chapter 11 Case No. 06-10001, of the Filing Companies pursuant to the voluntary petitions for reorganization under the Bankruptcy Code filed with the Bankruptcy Court.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Australian Revolving Loans, Canadian Revolving Loans, German Revolving Loans or Mexican Revolving Loans.  “Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and any and all other property and interests in property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Security Document.

“Collateral Proceeds Account” means an account maintained by and in the name of the Administrative Agent, and designated by the Administrative Agent as the “Collateral Proceeds Account” for purposes of this Agreement and the other Loan Documents.

“Commitment” means, with respect to each Lender, the commitment of such  Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $15,000,000.

“Compliance Certificate” means a certificate in substantially the form of Exhibit H hereto.

“Confirmation Order” has the meaning assigned to such term in Section 4.01(b).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, the sum of (a) the aggregate amount of Consolidated Interest Expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depreciation, amortization and other non-cash charges or losses for such period (but excluding any such charge that requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that any non-cash charges or losses that are added-back to Consolidated Net Income pursuant to this clause (c) shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made; (d) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Parent or any Subsidiary pursuant to a written plan or agreement, (e) all non-recurring transaction and financing expenses resulting from the Transactions, (f) all non-recurring transaction and financing expenses incurred in the fiscal quarter ended December 31, 2005 resulting from modifications to the Existing Senior Subordinated Note Indenture entered into in connection with the Pre-Petition Loan Agreement, (g) all losses during such period resulting from the sale or other disposition of any asset of the Parent or any Subsidiary outside the ordinary course of business, (h) any Excluded Charges during such period and (i) all non-recurring restructuring charges in connection with the Chapter 11 Cases specifically identified by the Administrative Borrower to the Administrative Agent and incurred not later than October 31, 2006 and minus, without duplication and to the extent added to revenues in determining Consolidated Net Income for such period, (a) all extraordinary gains during such period and (b) all gains during such period resulting from the sale or other disposition of any asset of the Parent or any Subsidiary outside the ordinary course of business, all as determined on a consolidated basis with respect to the Parent and the Subsidiaries in accordance with GAAP.  If the Parent or any Subsidiary has made any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by Section 6.06 during the relevant period for determining Consolidated EBITDA, Consolidated EBITDA for the relevant period shall be calculated after giving pro forma effect thereto, as if such sale, transfer, lease or other disposition of assets (and any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms, and assuming that any Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for determining Consolidated EBITDA.

“Consolidated Interest Expense” means, for any period, the interest expense, both expensed and capitalized (including the interest component in respect of Capital Lease Obligations), accrued by the Parent and the Subsidiaries during such period (net of payments made or received under interest rate protection agreements and net of interest income), determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, net income or loss of the Parent and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any unconsolidated Subsidiary and any Person in which any other Person (other than the Parent or any of the Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimus number of shares in order to comply with other similar requirements) has an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary or other Person during such period to the Parent or any other Subsidiary that is not subject to the restrictions set forth in clause (a) or (b) hereof (provided that the Parent’s or any other Subsidiary’s equity in the net loss of any such Subsidiary or Person for such period shall be included in determining Consolidated Net Income), (b) the income (but not the loss) of any Subsidiary to the extent that such Subsidiary is contractually or legally prohibited from paying dividends, except to the extent of the amount of dividends or other distributions actually paid by such Subsidiary during such period to the Parent or any other Subsidiary that is not subject to the restrictions set forth in clause (a) or (b) hereof, (c) the income (or loss) of any Person accrued prior to the date it becomes (or, for pro forma purposes, is deemed to have become) a Subsidiary or is merged into or consolidated with the Parent or any of the Subsidiaries or the date that Person’s assets are acquired by the Parent or any of the Subsidiaries and (d) expenses and fees incurred by the Filing Companies and allowed by the Bankruptcy Court in the Chapter 11 Cases.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract (each, as defined in the New York Uniform Commercial Code), an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable Uniform Commercial Code) over such account to the Administrative Agent.

“Control Group” means collectively the Sponsor and all Persons Controlled by the Sponsor (other than any operating company Controlled by the Sponsor).

“Controlled Deposit Account” means each deposit account (including all funds on deposit therein) that is (a) either (i) the subject of an effective Control Agreement or (ii) otherwise subject to the control of the Administrative Agent on terms satisfactory to the Administrative Agent in its sole discretion and (b) maintained by any Loan Party with a financial institution reasonably satisfactory to the Administrative Agent.

“Controlled Securities Account” means each securities account or commodity account (including all financial assets held therein and all certificates and instruments, if any, representing or evidencing such financial assets) that is (a) either (i) the subject of an effective Control Agreement or (ii) otherwise subject to the control of the Administrative Agent on terms satisfactory to the Administrative Agent in its sole discretion and (b) maintained by any Loan Party with a securities intermediary or commodity intermediary reasonably satisfactory to the Administrative Agent.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“DIP Credit Agreement” means the Senior Secured, Super Priority, Priming Debtor-in-Possession Credit Agreement, dated as of January 4, 2006, among Old Pliant, the Domestic Subsidiary Borrowers party thereto, the Lenders party thereto, Morgan Stanley Senior Funding Inc., as Syndication Agent, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any subsidiary organized under the laws of any State of the United States of America or the District of Columbia or that is a subsidiary of an entity that is a “United States person” as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code and is disregarded as an entity separate from its owner, or is otherwise fiscally transparent, for U.S. federal income tax purposes.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Eligible Machinery and Equipment” means, on any date, the amount of Equipment of each Loan Party, other than any Equipment which is ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (e) below or otherwise deemed, in the commercially reasonable discretion of the Administrative Agent to be ineligible for inclusion in the calculation of the Borrowing Base.  Standards of eligibility may be fixed from time to time, in the commercially reasonable discretion of the Administrative Agent, with any changes in such standards to be effective immediately after delivery of notice thereof to the Administrative Borrower.  Without limiting the Administrative Agent’s commercially reasonable discretion provided herein, no Equipment shall be Eligible Machinery and Equipment if:

(a)           such Equipment is not subject to a valid and perfected first priority Lien (or equivalent under applicable law) in favor of the Administrative Agent, subject to no other Liens, other than Liens described under clauses (a), (b) and (e) of the definition of “Permitted Encumbrances”;

(b)           such Equipment is not owned solely by a Loan Party or a Loan Party does not have sole and good, valid and unencumbered title thereto;

(c)           (i) with respect to Equipment of the Australian Loan Parties, such Equipment is not located in Australia, (ii) with respect to Equipment of the Canadian Loan Parties, such Equipment is not located in Canada, (iii) with respect to Equipment of the German Loan Parties, such Equipment is not located in Germany, or (iv) with respect to Equipment of the Mexican Loan Parties, such Equipment is not located in Mexico, unless in the case of clauses (i) through (iv), the Administrative Agent is reasonably satisfied that it has a legal, valid, perfected and enforceable security interest in such Equipment under the laws of the jurisdiction in which such Equipment is located pursuant to the applicable Security Documents; or

(d)           such Equipment is not located at Real Estate (i) owned by a Loan Party, which Real Estate is subject to a first priority perfected Lien (or equivalent under applicable law) in favor of the Administrative Agent or (ii) leased by a Loan Party where (x) the lessor has delivered to the Administrative Agent a Landlord Lien Waiver or Bailee Letter, as applicable or (y) a Rent Reserve has been taken with respect to such Equipment; or

(e)           such Equipment was not included in either the Pro Forma Opening Borrowing Base or the most recent appraisal conducted pursuant to Sections 5.09(b) or 5.19, which appraisal shall be based upon the Net Orderly Liquidation Value of such Equipment, shall be in form and substance and from an independent third party appraiser, in each case reasonably satisfactory to the Administrative Agent.

“Eligible Real Estate” means, on any date, the amount of Real Estate of each Loan Party, other than any Real Estate which is ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (c) below or otherwise deemed, in the commercially reasonable discretion of the Administrative Agent to be ineligible for inclusion in the calculation of the Borrowing Base.  Standards of eligibility may be fixed from time to time in the commercially reasonable discretion of the Administrative Agent, with any changes in such standards to be effective immediately after delivery of notice thereof to the Administrative Borrower.  Without limiting the Administrative Agent’s commercially reasonable discretion provided herein, no Real Estate shall be Eligible Real Estate if:

(a)           such Real Estate is not subject to a valid and perfected first priority Lien (or equivalent under applicable law) in favor of the Administrative Agent, subject to no other Liens, other than Liens described under clauses (a), (b) and (e) of the definition of “Permitted Encumbrances”;

(b)           such Real Estate is not owned solely by a Loan Party; or

(c)           such Real Estate was not included in either the Pro Forma Opening Borrowing Base or the most recent appraisal conducted pursuant to Sections 5.09(b) or 5.19, which appraisal shall be based upon the market value of such Real Estate, shall be in form and substance and from an independent third party appraiser, in each case reasonably satisfactory to the Administrative Agent.

“Environmental Laws” means all laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, obligation, claim, action, suit, judgment or order, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in Article 9 of the New York Uniform Commercial Code and, in any event, including all of each Loan Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Parent or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Parent or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Parent or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the single currency of participating member States of the European Union.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Charges” means non-recurring charges incurred after the Effective Date in respect of restructurings, plant closings, headcount reductions or other similar actions, including severance charges in respect of employee terminations; provided that the aggregate amount of Excluded Charges shall not exceed (a) $45,000,000 during the term of this Agreement and (b) $15,000,000 during any one fiscal year (or, in each case, such greater amount acceptable to the Administrative Agent in its sole discretion).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of

America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender with respect to any Borrower (other than an assignee pursuant to a request by the Administrative Borrower under Section 2.18(b)), any withholding tax (including, without limitation, taxes imposed under Part XIII of the Income Tax Act (Canada)) that is imposed on amounts payable by such Borrower to such Foreign Lender that is attributable to such Foreign Lender’s failure to comply with Section 2.16(e).

“Existing Letters of Credit” means the letters of credit issued by LaSalle Business Credit, LLC and Wachovia Bank, National Association and outstanding as of the Effective Date, which are listed on Schedule 1.01(b).

“Existing Senior Subordinated Note Indenture” means collectively, (a) the indenture dated as of May 31, 2000, between Old Pliant and The Bank of New York, as trustee, and (b) the indenture dated as of April 10, 2002, between Old Pliant and The Bank of New York, as trustee.

“Extraordinary Receipts” means any cash received by any Loan Party in excess of $500,000 in the aggregate not in the ordinary course of business (and not consisting of proceeds from the issuance of Stock, debt or disposition of Collateral), including, without limitation, (i) foreign, United States, state or local tax refunds paid  in connection with or as the result of any settlement, audit, or amendment to any tax return, (ii) pension plan reversions, (iii) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, and (iv) indemnity payments (but excluding therefrom working capital adjustments).

“Facilities Availability Amount” means, at any time, an amount equal to (a) (i) the lesser of (A) the total amount of the Working Capital Available Commitments at such time and (B) the Working Capital Borrowing Base in effect at such time minus (ii) the total Working Capital Revolving Exposure at such time plus (b) (i) the lesser of (A) the total amount of the Commitments at such time and (B) the Borrowing Base in effect at such time minus (ii) the total Revolving Exposure at such time.

“FCCR Period” means any period (a) beginning on the first Business Day on which the Facilities Availability Amount is less than $20,000,000 for 5 consecutive days and (b) ending on the first Business Day on which the Facilities Availability Amount is greater than or equal to $20,000,000 for more than 15 consecutive days.

“Federal Funds Effective Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Filing Companies” means Old Pliant, Uniplast Industries Co., Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Packaging of Canada, LLC, Pliant Solutions Corporation, Uniplast Holdings, Inc., Uniplast U.S., Inc., Pliant Investment, Inc., Alliant Company LLC, Pliant Corporation of Canada Ltd. and Uniplast Industries Co.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Administrative Borrower or the Parent, as applicable.

“Fixed Charge Coverage Ratio” means, as of the end of any period of twelve consecutive fiscal months of the Parent, the ratio of (a) Consolidated EBITDA for such period to (b) the sum of (i) the aggregate amount of scheduled principal or similar payments made during such period in respect of Indebtedness of the Parent and the Subsidiaries (other than (A) payments made by the Parent or any Subsidiary to the Parent or a Subsidiary, (B) payments made by the Parent or a Subsidiary in respect of loans under the Pre-Petition Loan Agreement and the DIP Credit Agreement and (C) payments made by the Parent or a Subsidiary in respect of any of the Loans and the loans under the Working Capital Credit Agreement) plus (ii) Cash Interest Expense during such period plus (iii) cash dividends or other distributions paid by the Parent in respect of its Equity Interests during such period, plus (iv) the aggregate amount of Taxes paid in cash during such period, plus (v) Capital Expenditures made during such period (excluding Capital Expenditures funded with the proceeds of a Reinvestment Event), all as determined on a consolidated basis with respect to the Parent and the Subsidiaries in accordance with GAAP.

“Foreign Fixed Asset Collateral” means all Collateral other than the Foreign Working Capital Collateral.

“Foreign Guarantee Agreement” means the Foreign Guarantee Agreement, substantially in the form of Exhibit B-2, among each Foreign Loan Party (other than the German Loan Parties) and the Administrative Agent.

“Foreign Lender” means with respect to the Canadian Subsidiary Borrower, any Lender that is (i) not a resident of Canada for the purposes of the Income Tax Act (Canada) or (ii) a bank that would receive payment under the Loan Documents in respect of its Canadian banking business for the purposes of subsection 212(13.3) of the Income Tax Act (Canada).

“Foreign Loans Parties” means the Australian Loan Parties, Canadian Loan Parties, German Loan Parties and Mexican Loan Parties.

“Foreign Working Capital Collateral” means any and all of the following assets and properties now owned or at any time hereafter acquired by any Loan Party that constitutes Collateral:  (i) all Accounts (as defined in the New York Uniform Commercial Code); (ii) all Inventory (as defined in the New York Uniform Commercial Code); (iii) all Payment Intangibles (as defined in the New York Uniform Commercial Code) (including corporate tax refunds and payments made by distributors and wholesalers to whom loans have been made by any Loan Party), other than any Payment Intangibles that represent tax refunds in respect of or otherwise relate to real property, Fixtures (as defined in the New York Uniform Commercial Code), Equipment or Intellectual Property; (iv) all Investment Property (as defined in the New York Uniform Commercial Code) (including capital stock of subsidiaries), marketable securities and other Financial Assets (as defined in the New York Uniform Commercial Code); (v) all indebtedness owed to any Loan Party that arises from cash advances made after the date hereof to enable the obligor or obligors thereon to acquire Inventory; (vi) all credit card proceeds of the

Loan Parties, all collection accounts, Deposit Accounts (as defined in the New York Uniform Commercial Code), commodity accounts and securities accounts and any cash or other assets (including Investment Property, marketable securities and other Financial Assets) in any such accounts; (vii) all hedging, commodity or other derivative contracts (and any cash and other deposits securing the same); (viii) all permits and licenses related to any of the foregoing (excluding any permits or licenses related to the ownership or operation of real property, Fixtures, Equipment or Intellectual Property); (ix) all books and records related to the foregoing; (x) to the extent evidencing, governing, securing or otherwise related to the preceding clauses (i) through (ix), all (A) General Intangibles (as defined in the New York Uniform Commercial Code), (B) Chattel Paper (as defined in the New York Uniform Commercial Code), (C) Instruments (as defined in the New York Uniform Commercial Code) and (D) Documents (as defined in the New York Uniform Commercial Code); and (xi) all products and Proceeds (as defined in the New York Uniform Commercial Code) of any and all of the foregoing in whatever form received, including proceeds of insurance policies related to Inventory of the Loan Parties and including proceeds of business interruption insurance to the extent related to the first 45 days of the covered period with respect to any business interruption.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America.

“German Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication of:

(a)           (i) 75% of each German Loan Party’s Eligible Real Estate valued at market value plus (ii) 85% of the Net Orderly Liquidation Value of each German Loan Party’s Eligible Machinery and Equipment, minus

(b)           the Rent Reserve with respect to each German Loan Party, minus

(c)           the Priority Payables Reserve with respect to each German Loan Party, minus

(d)           the Secured Obligations Reserve with respect to each German Loan Party, minus

(e)           any Reserves with respect to each German Loan Party.

The German Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement.  Standards of eligibility and reserves and advance rates of the German Borrowing Base may be revised and adjusted from time to time solely at the commercially reasonable discretion of the Administrative Agent, with any changes in such standards to be effective immediately after delivery of notice thereof to the Administrative Borrower.  For purposes of calculating the German Borrowing Base on any date, all amounts reflected or outstanding in Euros shall be translated into dollars at the exchange rate in effect on such date, as determined in good faith by the Administrative Borrower.

“German Collateral Proceeds Account” means an account maintained by and in the name of the Administrative Agent, and designated by the Administrative Agent as the “German Collateral Proceeds Account” for purposes of this Agreement and the German Security Agreements.

“German Lender” means each Lender or any Affiliate of a Lender designated by such Lender to the Administrative Borrower as a “German Lender”.  The German Lender on the Effective Date shall be Merrill Lynch Capital Markets Bank Limited.

“German Loan Party” means the German Subsidiary Borrower and any other Loan Party organized under the laws of Germany or any state or province thereof.

“German Obligations” means (a) all principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the German Revolving Loans when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, or otherwise, (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each German Loan Party to the Secured Parties under this Agreement and the other Loan Documents, and (c) all covenants, agreements, obligations and liabilities of each German Loan Party under or pursuant to this Agreement and the other Loan Documents.

“German Revolving Exposure” means, with respect to any German Lender at any time, the sum of the outstanding principal amount of such German Lender’s German Revolving Loans.

“German Revolving Loan” means a Loan made by a German Lender pursuant to Section 2.01(d).  Each German Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“German Security Agreements” mean the German Global Assignment Agreement, substantially in the form of Exhibit D-4, among the German Loan Parties and the Administrative Agent, and each other security agreement or other instrument or document executed and delivered by any German Loan Party to secure any of the German Obligations.

“German Sublimit” means $10,000,000.

“German Subsidiary Borrower” means Pliant Film Products GmbH, a corporation organized under the laws of Germany.

“Governmental Authority” means the government of the United States of America, Australia, Canada, Germany or Mexico, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor Payment” has the meaning assigned to such term in Section 11.07(a).

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business that are not overdue by more than 90 days, unless the payment thereof is being contested in good faith) (it being understood that “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price that shall be deferred beyond the date on which the purchase is actually consummated), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests of such Person, valued, in the case of redeemable preferred stock, at its involuntary liquidation preference plus accrued and unpaid dividends.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, “Indebtedness” shall not include (i) deferred taxes or

(ii) unsecured indebtedness of the Parent or any Subsidiary to finance insurance premiums in a principal amount not in excess of the casualty and other insurance premiums to be paid by the Parent or any Subsidiary for a three-year period beginning on the date of any incurrence of such indebtedness.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Lender” means Merrill Lynch Bank USA and its Affiliates.

“Instrument” has the meaning assigned to such term in the New York Uniform Commercial Code.

“Intellectual Property” means all intellectual and similar property of every kind and nature, including inventions, designs, patents, copyrights, licenses, trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation and registrations, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of February 17, 2004 among Old Pliant, the Pre-Petition Collateral Agent (as successor to Deutsche Bank Trust Company Americas), the Senior First Lien Note Trustee and the Senior Second Lien Note Trustee (or any other trustee or agent to which Liens are granted under the Senior First Lien Security Documents or the Senior Second Lien Security Documents).

“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Loan in accordance with Section 2.07.

“Interest Payment Date” means, with respect to any ABR Loan or any Eurodollar Loan, the tenth Business Day of each calendar month.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the tenth Business Day of the first calendar month thereafter.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Landlord Lien Waiver” means a written agreement reasonably acceptable to the Administrative Agent, pursuant to which a Person shall waive or subordinate its rights and claims as landlord in any Equipment of the applicable Loan Party for unpaid rents, grant access to the Administrative Agent for the repossession and sale of such Equipemnt, and make other agreements relative thereto.

“Lender” means the Persons listed on Schedule 2.01(a), the Australian Lenders, the Canadian Lenders, the German Lenders, the Mexican Lenders and any other Person that shall have become a party hereto as a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent equal to:

(a)           the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in dollars for a one month period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period; divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurodollar funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Bloomberg Professional Service (or its successor satisfactory to the Administrative Agent), the LIBO Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to the Administrative Agent and the Administrative Borrower.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Foreign Guarantee Agreement, the Security Documents and each other agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means the Borrowers and each of their subsidiaries that executes and delivers a Loan Document.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, assets, performance or condition (financial or otherwise) or contingent or other liabilities of the Parent and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform any material obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and loans and letters of credit under the Working Capital Credit Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and the Subsidiaries in an aggregate principal or similar amount exceeding $10,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Parent or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest of (a) July 18, 2011, (b) the date of termination of the Lenders’ obligations to make Loans or permit existing Loans to remain outstanding pursuant to Article VII, (c) May 15, 2009, if the Senior First Lien Notes outstanding on the Effective Date are not refinanced in full prior to such date with the proceeds of Permitted Refinancing Indebtedness, (d) August 1, 2009, if the Senior Second Lien Notes outstanding on the Effective Date are not refinanced in full prior to such date with the proceeds of Permitted Refinancing Indebtedness and (e) May 1, 2010, if the Senior Subordinated Notes outstanding on the Effective Date are not refinanced in full prior to such date with the proceeds of Permitted Refinancing Indebtedness.

“Mexican Borrowing Base” means, at any time of determination, an amount equal to the sum, without duplication of:

(a)           (i) 75% of each Mexican Loan Party’s Eligible Real Estate valued at market value plus (ii) 85% of the Net Orderly Liquidation Value of each Mexican Loan Party’s Eligible Machinery and Equipment, minus

(b)           the Rent Reserve with respect to each Mexican Loan Party, minus

(c)           the Priority Payables Reserve with respect to each Mexican Loan Party, minus

(d)           the Secured Obligations Reserve with respect to each Mexican Loan Party, minus

(e)           any Reserves with respect to each Mexican Loan Party, including, without limitation, commencing 60 days after the Effective Date, Reserves with respect to any liens registered in favor of Bancomer (now known as BBVA Bancomer) on the Real Estate or Equipment of any Mexican Loan Party.

The Mexican Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to this Agreement.  Standards of eligibility and reserves and advance rates of the Mexican Borrowing Base may be revised and adjusted from time to time solely at the commercially reasonable discretion of the Administrative Agent, with any changes in such standards to be effective immediately after delivery of notice thereof to the Administrative Borrower.  For purposes of calculating the Mexican Borrowing Base on any date, all amounts reflected or outstanding in Mexican Pesos shall be translated into dollars at the exchange rate in effect on such date, as determined in good faith by the Administrative Borrower.

“Mexican Lender” means each Lender or any Affiliate of a Lender designated by such Lender to the Administrative Borrower as a “Mexican Lender”.  The Mexican Lender on the Effective Date shall be Merrill Lynch Mortgage Capital Inc.

“Mexican Loan Party” means the Mexican Subsidiary Borrower and any other Loan Party organized under the laws of Mexico or any state or province thereof.

“Mexican Peso” or “P” refers to the lawful money of Mexico.

“Mexican Pledge Agreement” means the Mexican Pledge Agreement, substantially in the form of Exhibit C-5, among the Mexican Loan Parties and the Administrative Agent.

“Mexican Revolving Exposure” means, with respect to any Mexican Lender at any time, the sum of the outstanding principal amount of such Mexican Lender’s Mexican Revolving Loans.

“Mexican Revolving Loan” means a Loan made by a Mexican Lender pursuant to Section 2.01(e).  Each Mexican Revolving Loan shall be a Eurodollar Loan or an ABR Loan.

“Mexican Security Agreement” means the Mexican Security Agreement, substantially in the form of Exhibit D-5, among the Mexican Loan Parties and the Administrative Agent, and each other security agreement or other instrument or document executed and delivered by any Mexican Loan Party to secure any of the Obligations.

“Mexican Sublimit” means $10,000,000.

“Mexican Subsidiary Borrower” means Aspen Industrial, S.A. de C.V., a corporation organized under the laws of Mexico.

“Mexico” means the United Mexican States.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document, including any amendment thereto, granting a Lien on any Mortgaged Property to secure the Obligations.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01(a), and includes each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Value” means the orderly liquidation value on an as-is-where-is basis (net of costs and expenses incurred in connection with liquidation) of Equipment,

as determined by reference to the Pro Forma Opening Borrowing Base or the most recent appraisal of such Equipment received by the Administrative Agent pursuant to Sections 5.09(b) or 5.19.

 “Net Proceeds” means, with respect to any event (a) the cash proceeds received by the Parent and the Subsidiaries in respect of such event including (i) any cash received in respect of any non-cash proceeds (excluding interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Parent and the Subsidiaries to third parties (other than to the Parent or a Subsidiary) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or other insured damage or condemnation or similar proceeding), the amount of all payments required to be made by the Parent and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (including in order to obtain any consent required therefor) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Parent and the Subsidiaries, and the amount of any reserves established by the Parent and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Parent).  In the case of Net Proceeds denominated in a currency other than dollars, the amount of such Net Proceeds shall be the dollar equivalent thereof based upon the exchange rates prevailing at the time of the transaction giving rise to such Net Proceeds.

“New York Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” means (a) all principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Loans when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, or otherwise, (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Loan Party to the Secured Parties under this Agreement and the other Loan Documents, and (c) all covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents.

“Old Pliant” means Pliant Corporation, a Utah corporation and the predecessor to the Parent.

“Original Obligations” has the meaning assigned to such term in Section 9.15.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Overall Commitments” shall have the meaning assigned to the term “Commitments” in the Working Capital Credit Agreement.

“Parallel Debt Security” has the meaning assigned to such term in Section 9.15.

“Parallel Obligations” has the meaning assigned to such term in Section 9.15.

“Parent” means Pliant Corporation, a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an executive officer of each Loan Party.

“Permitted Acquisition” means any acquisition by the Parent or any of its Subsidiaries of all or substantially all of the assets or all of the Equity Interests of any Person or any operating division thereof (the “Target”), or the merger of any Target with or into the Parent or any Subsidiary (and, in the case of a merger with any Borrower, with such Borrower being the surviving corporation), subject to the satisfaction of each of the following conditions:

(a)           the Administrative Agent shall receive at least 10 days’ prior written notice of such proposed acquisition, which notice shall include, without limitation, a reasonably detailed description of such proposed acquisition;

(b)           such proposed acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by the Parent and its Subsidiaries as of the Effective Date;

(c)           such proposed acquisition shall be consensual and shall have been approved by the Target’s board of directors;

(d)           no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Parent and Target after giving effect to such proposed acquisition, except (i) Loans made hereunder, (ii) ordinary course trade payables and accrued expenses and (iii) Indebtedness of the Target permitted under Section 6.01;

(e)           the sum of (i) all amounts payable in connection with such proposed acquisition, (ii) all other Permitted Acquisitions consummated after the Effective Date (including in the case of clauses (i) and (ii) all transaction costs and all Indebtedness and liabilities incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of the Parent and Target) and (iii) all Investments made pursuant to Section 6.05(j) shall not exceed $50,000,000 during the term of this Agreement;

(f)            at or prior to the closing of such proposed acquisition, the Parent (or the Subsidiary making such proposed acquisition) and the Target shall have executed such documents and taken such actions as may be required under Sections 5.12  and 5.13;

(g)           the Administrative Borrower shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and no later than 10 days prior to such proposed acquisition, such other financial information, documentation or other information relating to such proposed acquisition as the Administrative Agent or any Lender shall reasonably request;

(h)           on or prior to the date of such proposed acquisition, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, copies of the acquisition agreement and any other documents reasonably requested by the Administrative Agent; and

(i)            at the time of such proposed acquisition and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) the Fixed Charge Coverage Ratio for the most recent 12-month period for which financial statements have been provided to the Administrative Agent, after giving pro forma effect to such proposed acquisition, shall not be less than 1.10 to 1.00 and the Administrative Agent shall have received reasonably detailed calculations setting forth the Parent’s compliance with the foregoing.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that (i) are not yet due or (ii) are being contested in compliance with Section 5.05;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, processors’, landlords’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits made to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)            Liens of a collection bank arising in the ordinary course of business under § 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction;

(g)           Liens (i) disclosed on title policies delivered to the Administrative Agent in respect of any Mortgaged Property and (ii) easements, zoning restrictions, rights-of-way and similar restrictions and encumbrances (including minor title and survey defects) on real property imposed by law or arising in the ordinary course of business that do not secure any Indebtedness and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Parent or any Subsidiary;

(h)           Liens in respect of real property that become Mortgaged Property after the Effective Date pursuant to Section 5.13 to the extent such Lien is permitted by the applicable Mortgage and reasonably acceptable to the Administrative Agent; and

(i)            Canadian statutory Liens for employee source deductions and vacation pay;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means: (i) a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof, (ii) a certificate of deposit or banker’s acceptance, maturing within one year after issuance thereof, issued by any Lender, or a national or state bank or trust company or a European, Canadian or Japanese bank in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all investments in certificates of deposit or banker’s acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33-1/3% of all investments described in this definition), (iii) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency, (iv) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution that has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (v) ”money market” preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency, (vi) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency, (vii) ”money market” funds that invest in the investments specified in clauses (i) through (vi) above and (viii) demand deposit accounts with commercial banks.

“Permitted Redemption Indebtedness” means any Indebtedness of the Parent issued to refinance, redeem, repurchase or otherwise replace (collectively, “refinance”) all or any portion of any of the Series AA Preferred Stock; provided that (a) the aggregate principal amount at maturity of such Permitted Redemption Indebtedness does not exceed the aggregate liquidation preference of the Series AA Preferred Stock (plus accrued and unpaid dividends) being refinanced, (b) such Permitted Redemption Indebtedness has a rate of interest at a market rate determined at the time of pricing, but in any event, at no time greater than the rate of interest of the Senior Subordinated Notes, (c) the stated maturity of such Permitted Redemption Indebtedness is no earlier than 180 days after the Maturity Date, (d) such Permitted Redemption Indebtedness does not require any scheduled amortization, principal or sinking fund payments earlier than 180 days after the Maturity Date, (e) such Permitted Redemption Indebtedness is unsecured and subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the Senior Subordinated Note Documents, (f) such Permitted Redemption Indebtedness does not have different obligors or guarantors than those with respect to the Senior Subordinated Notes, and (g) all other terms and conditions (including, as applicable, any intercreditor provisions) of such Permitted Redemption Indebtedness are not less favorable to the Lenders or the Parent and its subsidiaries in any material respect than those contained in the Senior Subordinated Notes.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Parent issued to refinance, redeem, repurchase or otherwise replace (collectively, “refinance”) all or any portion of any of the Senior First Lien Notes, Senior Second Lien Notes or Senior Subordinated Notes (or previous refinancings, redemptions, repurchases or replacements thereof constituting Permitted Refinancing Indebtedness); provided that (a) the aggregate principal amount at maturity of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount at maturity of the Indebtedness being refinanced (plus unpaid accrued interest and premium thereon), (b) if the aggregate principal amount at maturity of the Indebtedness being refinanced exceeds the accreted value of such Indebtedness, the accreted value of such Permitted Refinancing Indebtedness does not exceed the accreted value of the Indebtedness being refinanced (plus unpaid accrued interest (not included in the accreted value) and premium thereon), (c) such Permitted Refinancing Indebtedness has a rate of interest at a market rate determined at the time of pricing, but in any event, at no time greater than the rate of interest of any of the Indebtedness being refinanced, (d) the stated maturity of such Permitted Refinancing Indebtedness is no earlier than the later of (i) 180 days after the Maturity Date and (ii) the date on which the Indebtedness being refinanced would otherwise come due in accordance with its terms, (e) such Permitted Refinancing Indebtedness does not require any scheduled amortization, principal or sinking fund payments earlier than the later of (i) 180 days after the Maturity Date and (ii) the date on which the Indebtedness being refinanced would otherwise come due in accordance with its terms, (f) with respect to any refinancing of the Senior Subordinated Notes, such Permitted Refinancing Indebtedness is unsecured and subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the Senior Subordinated Note Documents, (g) such Permitted Refinancing Indebtedness does not have different obligors or guarantors than those with respect to the Senior First Lien Notes, Senior Second Lien Notes or Senior Subordinated Notes, as applicable, being refinanced and (h) all other terms and conditions (including, as applicable, any collateral and intercreditor provisions) of such Permitted Refinancing Indebtedness are not less favorable to the Lenders or the Parent and its subsidiaries in any material respect than those contained in (i) except in the case of Permitted Refinancing Indebtedness referred to in clause (ii) below, the Senior First Lien Notes, Senior Second Lien Notes or Senior Subordinated Notes, as applicable, being refinanced, or (ii) if such Permitted Refinancing Indebtedness is refinancing any Senior First Lien Notes described in clause (b) of the definition thereof, the Senior First Lien Notes described in clause (a) of the definition thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, and in respect of which the Parent or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization” means the Debtors’ Fourth Amended Joint Plan of Reorganization dated June 19, 2006 filed by the Filing Companies with the Bankruptcy Court.

“Pledge Agreement” means the Mexican Pledge Agreement.

“Pounds” refers to the lawful money of the United Kingdom.

“Pre-Petition Collateral Agent” means the “Collateral Agent” under and as defined in the Pre-Petition Loan Agreement.

“Pre-Petition Loan Agreement” means the Amended and Restated Credit Agreement, dated as of November 21, 2005, among the Parent, Uniplast Industries Co., and the Subsidiaries of Parent party thereto as borrowers, as Borrowers, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Domestic B Agent, and GE Capital, as Domestic A Agent, Administrative Agent and Collateral Agent.

“Preferred Stock” means the Series AA Preferred Stock and the Series M Preferred Stock.

“Prepayment Fee” means a fee payable to the Administrative Agent, for the benefit of the Lenders, in connection with the reduction in all or a portion of the Commitments or the termination of all or a portion of the Commitments in an amount equal to the amount of the Commitment so reduced or terminated multiplied by 1.00%.

“Prime Rate” means the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Payables Reserve” means, with respect to any Person at any time, any amount payable by such Person that is secured by a Lien in favor of a Governmental Authority that ranks or is capable of ranking prior to or pari passu with the Liens created by the Security Documents in respect of any Eligible Machinery and Equipment or Eligible Real Estate, including, if applicable, amounts owing for wages, vacation pay, severance pay, employee deductions (including with respect to any Australian Loan Party any accrued annual leave, long service leave, sick leave, parental leave, rostered days off, annual leave loading and any payments in lieu of notice), sales tax, excise tax, Taxes payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, pension fund obligations, overdue rents or Taxes, and other statutory or other claims.

“Process Agent” has the meaning assigned to such term in Section 9.09(d).

“Pro Forma Opening Borrowing Base” means the Borrowing Base, calculated as of June 30, 2006.

“Projections” has the meaning assigned to such term in Section 4.01(l).

“Qualified Preferred Stock” means, with respect to any Person, any preferred Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (a) (i) mature or becomes mandatorily redeemable pursuant to a sinking fund obligation or otherwise; (ii) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock; or (iii) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the first anniversary of the Maturity Date and (b) provide holders thereunder with rights upon the occurrence of a “change of control” event or have other terms relating to “change of control” events.

“Real Estate” has the meaning assigned to such term in Section 3.05.

“Recovery Event” means (a) any loss of or damage to property of the Parent or any of its Subsidiaries that results in the receipt by such Person of proceeds of insurance in excess of $500,000 in the aggregate or (b) any taking of property of the Parent or any of its Subsidiaries that results in the receipt by such Person of a compensation payment in respect thereof in excess of $500,000 in the aggregate.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation Z” means Regulation Z of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Event” means any Asset Disposition or Recovery Event in respect of which the Administrative Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Financial Officer stating that no Default or Event of Default has occurred and is continuing and that the Parent (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the proceeds of an Asset Disposition or Recovery Event to acquire assets useful in its business.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the cash proceeds from such Reinvestment Event less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Parent’s business.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earliest of (a) the date occurring 180 days after such Reinvestment Event, (b) the date on which the Parent shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Parent’s business with all or any portion of the relevant proceeds from a Reinvestment Event and (c) the date an Event of Default shall occur and be continuing.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Rent Reserve” means, with respect to any location that is not owned by a Loan Party where any Equipment (to the extent subject to Liens arising by operation of law or otherwise to secure rent, warehousing fees or similar payment obligations payable by any Loan Party in respect of such location) is located and with respect to which no Landlord Lien Waiver or Bailee Letter, as applicable, is in effect, a reserve equal to three months’ rent, warehousing fees or similar payment obligations at such location; provided, however, that no Rent Reserve shall be established until 60 days after the Effective Date (or such later date acceptable to the Administrative Agent in its sole discretion).

“Required Canadian Lenders” means, at any time, Canadian Lenders having Canadian Revolving Exposure representing more than 50% of the sum of the total Canadian Revolving Exposure at such time.

“Required Lenders” means, at any time, Lenders having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time.

“Reserves” means any reserves against Eligible Machinery and Equipment or Eligible Real Estate of any Loan Party or the Availability Amount that the Administrative Agent may, in its reasonable credit judgment, establish from time to time, including, without limitation, reserves for the cost of enforcing the rights of the Secured Parties under the Security Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Parent or any Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Credit Note” means a revolving credit note in substantially the form of Exhibit K hereto.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the Australian Revolving Exposure, Canadian Revolving Exposure, German Revolving Exposure and Mexican Revolving Exposure of such Lender.

“Revolving Loan” means the Australian Revolving Loans, Canadian Revolving Loans, German Revolving Loans and Mexican Revolving Loans.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations Reserve” means, at any time, any amount payable by a Loan Party that is secured by the Collateral and ranks pari passu with or senior to the Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (d) the permitted successors and assigns of each of the foregoing.

“Security Agreements” means the Australian Security Agreement, Canadian Security Agreement, German Security Agreement and Mexican Security Agreement.

“Security Documents” means the Security Agreements, the Pledge Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered by any Loan Party to secure any of the Obligations.

“Senior First Lien Note Documents” means the Senior First Lien Notes, the Senior First Lien Note Indenture, the Senior First Lien Security Documents, the Intercreditor Agreement and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior First Lien Notes.

“Senior First Lien Note Indenture” means (a) the amended and restated indenture dated as of May 6, 2005, between the Parent and Wilmington Trust Company, as trustee, (b) the indenture dated as of February 17, 2004, between the Parent and Wilmington Trust Company, as trustee, (c) the supplemental first lien notes indenture, dated as of the Effective Date (the “Supplemental First Lien Notes Indenture”), between the Parent Borrower and Wilmington Trust Company, as trustee, and (d) any other indenture or similar agreement or instrument, in each case pursuant to which any Senior First Lien Notes are issued.

“Senior First Lien Notes” means (a) the $298,200,000 principal amount at maturity of 11-5/8% senior secured notes due 2009 of the Parent outstanding on the Effective Date, (b) the $7,800,000 principal amount at maturity of 11-1/8% senior secured discount notes due 2009 of the Parent outstanding on the Effective Date and (c) any Permitted Refinancing Indebtedness in respect thereof.

“Senior First Lien Note Trustee” means the trustee under the Senior First Lien Note Indenture, or any successor thereto.

“Senior First Lien Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted to secure any Indebtedness or other obligations in respect of the Senior First Lien Notes.

“Senior Second Lien Note Documents” means the Senior Second Lien Notes, the Senior Second Lien Note Indenture, the Senior Second Lien Security Documents, the Intercreditor Agreement and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior Second Lien Notes.

“Senior Second Lien Note Indenture” means the indenture dated as of May 30, 2003, between the Parent and Wells Fargo Bank, N.A. (as successor to Wilmington Trust Company), as trustee, or any other indenture or similar agreement or instrument, in each case pursuant to which any Senior Second Lien Notes are issued.

“Senior Second Lien Notes” means the $250,000,000 aggregate principal amount of 11-1/8% senior secured notes due 2009 of the Parent outstanding on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof.

“Senior Second Lien Note Trustee” means the trustee under the Senior Second Lien Note Indenture, or any successor thereto.

“Senior Second Lien Security Documents” means any and all security agreements, pledge agreements, mortgages and other agreements and documents pursuant to which any Liens are granted to secure any Indebtedness or other obligations in respect of the Senior Second Lien Notes.

“Senior Subordinated Note Documents” means the Senior Subordinated Notes, the Senior Subordinated Note Indenture and all other instruments, agreements and documents evidencing, guaranteeing or otherwise governing the terms of the Senior Subordinated Notes.

“Senior Subordinated Note Indenture” means collectively, (a) the indenture dated as of July 18, 2006, between the Parent and The Bank of New York Trust Company, N.A., as

trustee, and (b) any other indenture or similar agreement or instrument, in each case pursuant to which any Senior Subordinated Notes are issued.

“Senior Subordinated Notes” means the $35,000,000 aggregate principal amount of 13% senior subordinated notes due 2010 of the Parent outstanding on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof.

“Series AA Preferred Stock” means the Series AA Preferred Stock of the Parent having the terms specified in the Parent’s Amended and Restated Certificate of Incorporation dated July 18, 2006, as such terms may be amended or modified from time to time pursuant to Section 6.12(a).

“Series M Preferred Stock” means the Series M Preferred Stock of the Parent having the terms specified in the Parent’s Amended and Restated Certificate of Incorporation dated July 18, 2006, as such terms may be amended or modified from time to time pursuant to Section 6.12(a).

“Sponsor” means J.P. Morgan Partners, LLC.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any direct or indirect subsidiary of the Parent.

“Swap Agreement” means any agreement with respect to any swap, spot, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans and the use of the proceeds thereof, (b) the execution, delivery and performance by each Working Capital Loan Party of the Working Capital Loan Documents to which it is to be a party, the borrowing of loans thereunder, the use of the proceeds thereof and the issuance of letters of credit thereunder, (c) the termination of the Pre-Petition Loan Agreement, and the payment in full of all loans, interest and other amounts accrued or owing thereunder (other than in respect of the Existing Letters of Credit, which will be fully cash collateralized or backstopped with letters of credit issued under the Working Capital Credit Agreement on or prior to the Effective Date), (d) the termination of the DIP Credit Agreement, and the payment in full of all loans, interest and other amounts accrued or owing thereunder (other than in respect of the Existing Letters of Credit, which will be fully cash collateralized or backstopped with letters of credit issued under the Working Capital Credit Agreement on or prior to the Effective Date), and (e) the payment of the Transaction Costs.

“Transaction Costs” means the fees and expenses incurred by, or required to be reimbursed or paid by, the Parent and the Subsidiaries in connection with the Transactions.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act) Act of 2001.

“Wholly Owned Subsidiary” means a Subsidiary of which securities (except for directors’ qualifying shares or other de minimus shares) or other ownership interests representing 100% of the equity are at the time owned, directly or indirectly, by the Parent.

“Withdrawal Liability” means liability of the Parent or any ERISA Affiliate to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Available Commitments” shall have the meaning assigned to the term “Available Commitments” in the Working Capital Credit Agreement.

“Working Capital Borrowing Base” shall have the meaning assigned to the term “Borrowing Base” in the Working Capital Credit Agreement.

“Working Capital Credit Agreement” means the Working Capital Credit Agreement, dated as of the date hereof, among Pliant Corporation, the Subsidiary Borrowers (as defined therein) party thereto, the lenders party thereto and Merrill Lynch Bank USA, as administrative agent thereunder.

“Working Capital Foreign Obligations” shall have the meaning assigned to the terms “Foreign Obligations” in the Working Capital Credit Agreement.

“Working Capital Loan Documents” shall have the meaning assigned to the term “Loan Documents” in the Working Capital Credit Agreement.

“Working Capital Loan Party” shall have the meaning assigned to the term “Loan Party” in the Working Capital Credit Agreement.

“Working Capital Revolving Exposure” shall have the meaning assigned to the term “Revolving Exposure” in the Working Capital Credit Agreement.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

THE CREDITS

SECTION 2.01.  Commitments.  (a)  [Intentionally Omitted].

(b)           Subject to the terms and conditions set forth herein, each Australian Lender agrees to make loans in dollars to the Australian Subsidiary Borrower from time to time during the Australian Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Australian Revolving Exposure exceeding such Lender’s Applicable Percentage of the Australian Sublimit, (ii) the total Australian Revolving Exposure exceeding the lesser of (A) the Australian Sublimit and (B) the Australian Borrowing Base then in effect, (iii) the total Revolving Exposure exceeding the total amount of the Commitments at such time or (iv) the total Revolving Exposure plus the total Working Capital Revolving Exposure exceeding the total amount of the Overall Commitments at such time.  Notwithstanding anything herein to the contrary, the obligations of each Australian Lender to make Australian Revolving Loans to the Australian Subsidiary Borrower pursuant to this Agreement shall terminate if any Lender is unable to designate an Affiliate reasonably satisfactory to it as the Australian Lender hereunder.

(c)           Subject to the terms and conditions set forth herein, each Canadian Lender agrees to make loans in dollars to the Canadian Subsidiary Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Canadian Revolving Exposure exceeding such Lender’s Applicable Percentage of the Canadian Sublimit, (ii) the total Canadian Revolving Exposure exceeding the lesser of (A) the Canadian Sublimit and (B) the Canadian Borrowing Base then in effect, (iii) the total Revolving Exposure exceeding the total amount of the Commitments at such time or (iv) the total Revolving Exposure plus the total Working Capital Revolving Exposure exceeding the total amount of the Overall Commitments at such time.

(d)           Subject to the terms and conditions set forth herein, each German Lender agrees to make loans in dollars to the German Subsidiary Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s German Revolving Exposure exceeding such Lender’s Applicable Percentage of the German Sublimit, (ii) the total German Revolving Exposure exceeding the lesser of (A) the German Sublimit and (B) the German Borrowing Base then in effect, (iii) the total Revolving Exposure exceeding the total amount of the Commitments at such time or (iv) the total Revolving Exposure plus the total Working Capital Revolving Exposure exceeding the total amount of the Overall Commitments at such time.

(e)           Subject to the terms and conditions set forth herein, each Mexican Lender agrees to make loans in dollars to the Mexican Subsidiary Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Mexican Revolving Exposure exceeding such Lender’s Applicable Percentage of the Mexican Sublimit, (ii) the total Mexican Revolving Exposure exceeding the lesser of (A) the Mexican Sublimit and (B) the Mexican Borrowing Base then in effect, (iii) the total Revolving Exposure exceeding the total amount of the Commitments at such time or (iv) the total Revolving Exposure plus the total Working Capital Revolving Exposure exceeding the total amount of the Overall Commitments at such time.

(f)            Within the foregoing limits and subject to the terms and conditions set forth herein, (i) the Borrowers (other than the Australian Subsidiary Borrower) may borrow, prepay and reborrow Revolving Loans (other than Australian Revolving Loans) during the Revolving Availability Period and (ii) the Australian Subsidiary Borrower may borrow, prepay and reborrow Australian Revolving Loans during the Australian Availability Period.

SECTION 2.02.  Loans and Borrowings.  (a) Each Australian Revolving Loan shall be made as part of a Borrowing consisting of Australian Revolving Loans of the same Type made by the Australian Lenders ratably in accordance with their respective Applicable Percentage.  Each Canadian Revolving Loan shall be made as part of a Borrowing consisting of Canadian Revolving Loans of the same Type made by the Canadian Lenders ratably in accordance with their respective Applicable Percentage.  Each German Revolving Loan shall be made as part of a Borrowing consisting of German Revolving Loans of the same Type made by the German Lenders ratably in accordance with their respective Applicable Percentage.  Each Mexican Revolving Loan shall be made as part of a Borrowing consisting of Mexican Revolving Loans of the same Type made by the Mexican Lenders ratably in accordance with their respective Applicable Percentage.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.13, each Revolving Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request in accordance herewith.

(c)           At the commencement of each Interest Period for any Eurodollar Revolving Loan, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or, with respect to Australian Revolving Loans, $2,000,000).  At the time that each ABR Revolving Loan is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, with respect to Australian Revolving Loans, $2,000,000); provided that an ABR Revolving Loan of any Class may be in an aggregate amount that is equal to the entire unused balance of the total amount of the Commitments of such Class.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

(d)           Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Borrowings.  To request a Revolving Loan, the Administrative Borrower shall deliver a Borrowing Request to the Administrative Agent (on behalf of itself or another Borrower) (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 4:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and shall be signed by the Administrative Borrower (on behalf of itself or another Borrower).  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)            whether the Administrative Borrower is requesting such Borrowing on behalf of itself or for another Borrower (and, if on behalf of another Borrower, the identity of such Borrower);

(ii)           whether the requested Borrowing is an Australian Revolving Borrowing, Canadian Revolving Borrowing, German Revolving Borrowing or Mexican Revolving Borrowing;

(iii)          the aggregate amount of such Borrowing;

(iv)          the date of such Borrowing, which shall be a Business Day; and

(v)           whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  Promptly following receipt of a Borrowing Request with respect to a Borrowing of any Class in accordance with this Section, the Administrative Agent shall advise each Lender with respect to such Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.  The Australian Subsidiary Borrower may not request more than two Australian Borrowings and Australian Borrowings (as defined in the Working Capital Credit Agreement) in the aggregate per calendar month.

SECTION 2.04.  [Intentionally Omitted].

SECTION 2.05.  [Intentionally Omitted].

SECTION 2.06.  Funding of Borrowings.  (a) Each Lender shall make each Loan of any Class to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose for such Class by notice to the Lenders.  The Administrative Agent will make such Loans available to the applicable Borrower by promptly transferring the amounts so received, in like funds, to the applicable Borrower Account.

(b)           Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may, in its sole discretion, assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of any Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections.  (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request.  Thereafter, the Administrative Borrower may elect (on behalf of itself or another Borrower) to convert such Borrowing to a different Type or to continue such Borrowing, all as provided in this Section.  The Administrative Borrower (on behalf of itself or another Borrower) may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)           To make an election pursuant to this Section, the Administrative Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Administrative Borrower were requesting a Revolving Borrowing of the Class and Type resulting from such election to be made on the effective date of such election.  Each such Interest Election Request shall be irrevocable and shall be in a form approved by the Administrative Agent and signed by the Administrative Borrower.

(c)           Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing (including the identity of the applicable Borrower) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)          whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Administrative Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)           The Administrative Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Administrative Borrower shall not terminate or reduce the Commitments if (A) the total Revolving Exposure would exceed the total amount of the Commitments or (B) after giving pro forma effect to such reduction, the Facilities Availability Amount would be less than $10,000,000.  In connection with such termination or reduction, the Borrowers shall pay the applicable Prepayment Fee; provided, however, that no Prepayment Fee shall be payable on the Commitments in the event this Agreement is terminated in connection with a refinancing of the Obligations in a transaction in which the Initial Lender provides for the Borrowers a credit facility in which the Initial Lender is the sole lead arranger and book manager and the sole administrative agent.

(c)           The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders with respect to such Commitments of the contents thereof.  Each notice delivered by the Administrative Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower under paragraph (b) of this Section may state that such notice is conditioned upon the effectiveness of other borrowings or the completion of the sale or issuance of stock of the Parent or the sale of assets of the Parent, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a) The Australian Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Australian Lender the then unpaid principal amount of each Australian Revolving Loan of such Australian Lender on the Maturity Date.  The Canadian Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Canadian Lender the then unpaid principal amount of each Canadian Revolving Loan of such Canadian Lender made to it on the Maturity Date.  The German Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each German Lender the then unpaid principal amount of each German Revolving Loan of such German Lender on the Maturity Date.  The Mexican Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Mexican Lender the then unpaid principal amount of each Mexican Revolving Loan of such Mexican Lender on the Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a Revolving Credit Note.  In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such Revolving Credit Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Revolving Credit Notes in such form payable to the order of the payee named therein (or, if such Revolving Credit Note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  Prepayment of Loans.  (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b)           (i)            [Intentionally Omitted].

(ii)           If at any time the total Australian Revolving Exposure exceeds the lesser of (A) the Australian Sublimit at such time and (B) the Australian Borrowing Base then in effect, then in any such case the Australian Subsidiary Borrower shall immediately prepay the Australian Revolving Loans, without demand or notice of any kind, to the extent necessary to eliminate such excess.

(iii)          If at any time the total Canadian Revolving Exposure exceeds the lesser of (A) the Canadian Sublimit at such time and (B) the Canadian Borrowing Base then in effect, then in any such case the Canadian Subsidiary Borrower shall immediately prepay the Canadian Revolving Loans, without demand or notice of any kind, to the extent necessary to eliminate such excess.

(iv)          If at any time the total German Revolving Exposure exceeds the lesser of (A) the German Sublimit at such time and (B) the German Borrowing Base then in effect, then in any such case the German Subsidiary Borrower shall immediately prepay the German Revolving Loans, without demand or notice of any kind, to the extent necessary to eliminate such excess.

(v)           If at any time the total Mexican Revolving Exposure exceeds the lesser of (A) the Mexican Sublimit at such time and (B) the Mexican Borrowing Base then in effect, then in any such case the Mexican Subsidiary Borrower shall immediately prepay the Mexican Revolving Loans, without demand or notice of any kind, to the extent necessary to eliminate such excess.

(vi)          If at any time the total Revolving Exposure exceeds the total amount of the Commitments at such time, then in any such case (A) the Australian Subsidiary Borrower shall immediately prepay Australian Revolving Loans, (B) the Canadian Subsidiary Borrower shall immediately prepay Canadian Revolving Loans, (C) the German Subsidiary Borrower shall immediately prepay German Revolving Loans, and (D) the Mexican Subsidiary Borrower shall immediately prepay Mexican Revolving Loans, in each case, without demand or notice of any kind, to the extent necessary to eliminate such excess.

(c)           Subject to Section 2.17(b) and (c) if an Event of Default shall have occurred and be continuing, during a Cash Collection Period, the Administrative Agent may, and at the request of the Required Lenders shall, (i) apply cash deposited in the Collateral Proceeds Account on each Business Day to prepay the Revolving Loans, and (ii) apply cash deposited in the German Collateral Proceeds Account on each Business Day to prepay German Revolving Loans; provided, however, that, in each case, proceeds of Foreign Working Capital Collateral shall be applied first, to the payment of the Working Capital Foreign Obligations to the extent required by the Working Capital Credit Agreement and then, to the payment of the Obligations.  To the extent the terms of this clause (c) do not require any payment to be allocated to any specific Class of Revolving Borrowings, the Administrative Agent will apply any prepayment of Revolving Borrowings made pursuant to this clause (c) to each Class of Revolving Borrowings on a pro rata basis, with each prepayment of Revolving Borrowings within any Class applied to prepay ABR Borrowings before any other Borrowings, with any excess prepayment amount applied to prepay Eurodollar Borrowings in order of expiration of their respective Interest

Periods (and applied on a pro rata basis in respect of Eurodollar Borrowings with Interest Periods expiring on the same date).

(d)           (i)            Unless a Reinvestment Notice shall be delivered in respect thereof, immediately upon receipt by any Loan Party of cash proceeds of any Asset Disposition or Recovery Event, the Borrowers shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrowers in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens on such asset (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith; provided, however, that, proceeds of Foreign Working Capital Collateral shall be applied first, to the payment of the Working Capital Foreign Obligations to the extent required by the Working Capital Credit Agreement and then, to the payment of the Loans.  On each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event.  Any such prepayment pursuant to this clause (i) shall be applied in accordance with Section 2.17.

(ii)           If any Loan Party issues any Equity Interests or any debt securities (other than (A) in connection with the Plan of Reorganization, (B) Permitted Refinancing Indebtedness and Permitted Redemption Indebtedness and (C) the Series M Preferred Stock to officers and employees of the Parent and the Subsidiaries), no later than the Business Day following the date of receipt of proceeds thereof in excess of $500,000, all Borrowers (in the case of an issuance by a Loan Party that is not a Borrower) or the issuing Borrower shall prepay first, the Revolving Loans (as defined in the Working Capital Credit Agreement) (and cash collateralize Letter of Credit Obligations (as defined in the Working Capital Credit Agreement)) to the extent required by the Working Capital Credit Agreement and then, the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 2.17.

(iii)          If at any time any Loan Party receives any Extraordinary Receipts, the Borrowers shall prepay first, the Revolving Loans (as defined in the Working Capital Credit Agreement) to the extent required by the Working Capital Credit Agreement and then, the Loans in an amount equal to all such Extraordinary Receipts no later than the Business Day following the date of receipt thereof.  Any such prepayment shall be applied in accordance with Section 2.17.

(e)           Prior to any optional or mandatory prepayment of Borrowings hereunder (other than a mandatory prepayment made pursuant to clause (c) above), the Administrative Borrower shall, subject to the requirements of clause (b) above, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section; provided that (i) the Administrative Borrower may elect not to provide notice, or select the Borrowing or Borrowings to be prepaid, in connection with a mandatory prepayment pursuant to clause (b) above and, in such an event, (A), such prepayment shall be applied to outstanding Borrowings in such manner as the Administrative

Agent deems appropriate to comply with the terms of clause (b) above and (B) to the extent that the terms of clause (b) above and subclause (A) of this clause (i) do not require any prepayment to be allocated to any specific Class of Revolving Borrowings, the Administrative Agent shall apply such prepayment to each Class of Revolving Borrowings on a pro rata basis, and (ii) each prepayment of Revolving Borrowings within any Class shall be applied to prepay ABR Borrowings before any other Borrowings, with any excess prepayment amount applied to prepay Eurodollar Borrowings in order of expiration of their respective Interest Periods (and applied on a pro rata basis in respect of Eurodollar Borrowings with Interest Periods expiring on the same date).

(f)            The Administrative Borrower shall notify the Administrative Agent in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that (A) no notice shall be required in respect of any mandatory prepayment made pursuant to clause (c) above, (B) in the event the Administrative Borrower elects to provide notice of a mandatory prepayment pursuant to clause (b) above to identify the Borrowings to be prepaid in connection therewith, such notice shall be given to the Administrative Agent on the same day that the applicable prepayment is required to be made pursuant to such clause, it being understood that any failure or delay on the part of the Administrative Borrower in providing such notice to the Administrative Agent shall not affect the obligations of the Administrative Borrower to make such prepayment, and (C) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount such that the remaining amount of such Borrowing not so prepaid would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(g)           If, at 3:00 p.m., New York City time, on any Business Day the amount, determined reasonably and in good faith by the Administrative Borrower (the “Cash Amount”), equal to (i) the aggregate amount of “cash and cash equivalents” and “marketable securities” of the Loan Parties, in each case that would be required to be reflected on a consolidated balance sheet of the Parent Borrower and the Subsidiaries prepared as of such time in accordance with GAAP (excluding any such “cash” that is “restricted” cash, including, without limitation, any such cash subject to the Liens permitted by Section 6.03(j)), minus (ii) the aggregate amount of payments in such cash and cash equivalents that will be made (and will reduce such cash and cash equivalents) on such Business Day is more than $11,000,000, then on such Business Day (A) the Australian Subsidiary Borrower shall immediately prepay Australian Revolving Loans, (B) the Canadian Subsidiary Borrower shall immediately prepay Canadian Revolving Loans,

(C) the German Subsidiary Borrower shall immediately prepay German Revolving Loans, and (D) the Mexican Subsidiary Borrower shall immediately prepay Mexican Revolving Loans, in each case to the extent necessary so that, after giving effect to such prepayment and the receipt by the applicable Borrower of the proceeds of any Revolving Loans made or to be made on such Business Day, the Cash Amount will not exceed $11,000,000.  For purposes of any calculation required by this clause (g), Section 4.02(e) and Section 6.14, the amount of any cash and cash equivalents and marketable securities held by the Loan Parties at any time and denominated in a currency other than dollars shall be deemed to be the dollar equivalent thereof determined in good faith by the Administrative Borrower based upon prevailing exchange rates at such time.

SECTION 2.11.  [Intentionally Omitted].

SECTION 2.12.  Interest.  (a) The Loans made by the Lenders comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)           The Loans made by the Lenders comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)           [Intentionally Omitted].

(d)           Notwithstanding the foregoing, so long as any Event of Default has occurred and is continuing under Article VII (a), (b), (h) or (i), or so long as any other Event of Default has occurred and is continuing and at the election of the Administrative Agent (or upon the written request of the Required Lenders) confirmed by written notice to the Administrative Borrower, the interest rates applicable to Loans and any fee or other amount payable by any Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.50% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.50% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e)           Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (A) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan (other than an Australian Revolving Loan) prior to the end of the Revolving Availability Period or an ABR Australian Revolving Loan prior to the end of the Australian Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (B) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)            All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.  Solely for purposes of the Interest Act (Canada), (i) whenever interest is to be computed or expressed at any rate (the “Specified Rate”), the annual rate of interest to which each such Specified Rate is equal is such Specified Rate multiplied by a fraction, the numerator of which is the actual number of days in the relevant year and the denominator of which is 360; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder; and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

SECTION 2.13.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders or the Required Canadian Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Administrative Borrower and the Lenders or the Canadian Lenders, as applicable, by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing or Canadian Revolving Borrowing, as applicable, to, or continuation of any such Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request with respect to any Revolving Borrowing or Canadian Revolving Borrowing, as applicable, requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.14.  Increased Costs.  (a) If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate); or

(ii)           impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the applicable Borrower(s) will pay to such Lender such additional amount or amounts as will compensate (on an after-tax basis) such Lender for such additional costs incurred or reduction suffered.

(b)           If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower(s) will pay to such Lender following receipt by the Administrative Borrower of the certificate referred to in clause (c) below, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (and setting forth the underlying calculations) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error.  The applicable Borrower(s) shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Administrative Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower(s) shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (and setting forth the underlying calculations) shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error.  The applicable Borrower(s) shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16.  Taxes.  (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           The Borrowers shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability (and setting forth the underlying calculations) delivered to the Administrative Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the laws of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement made by such Borrower, shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate.

Notwithstanding any other provision of this Section 2.16, no such Foreign Lender shall be required to deliver any form pursuant to this Section 2.16(e) that such Foreign Lender is not legally able to deliver or that, in the reasonable judgment of such Foreign Lender could be disadvantageous to such Foreign Lender.

(f)            If the Administrative Agent or a Lender (or transferee) determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or transferee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers, upon the request of the Administrative Agent or such Lender (or transferee), agree to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), to the Administrative Agent or such Lender (or transferee) in the event the Administrative Agent or such Lender (or transferee) is required to repay such refund to such Governmental Authority.  Nothing contained in this Section 2.16(f) shall require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other Person.

SECTION 2.17.  Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, by wire transfer in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 800 Scudders Mill Road, Plainsboro, NJ 08536, except (i) payments by the Canadian Subsidiary Borrower shall be made directly to each Canadian Lender at its Canadian Lending Office, (ii) payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and (iii) payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Loan Document shall be made in dollars.

(b)           Any proceeds of Collateral of the Loan Parties (other than the German Loan Parties) received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified therein), or (B) a mandatory prepayment pursuant to Section 2.10(b) or (c) (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably as follows:

first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the Borrowers;

second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers;

third, to pay interest on the Revolving Loans;

fourth, to pay the principal of the Revolving Loans;

fifth, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrowers; and

sixth, if all of the Obligations (other than contingent obligations for which no claim has been made) have been indefeasibly paid and performed in full and the Commitments have been terminated, to the Loan Parties;

provided, however, that proceeds of Foreign Working Capital Collateral shall be applied first, to the payment of the Working Capital Foreign Obligations to the extent required by the Working Capital Credit Agreement and then, to the payment of the Obligations.

To the extent that the terms of this clause (b) do not require any payment to be allocated to any specific Class of Revolving Borrowings, the Administrative Agent shall apply such prepayment to each Class of Revolving Borrowings on a pro rata basis.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations in accordance with the payment priorities established hereby.

(c)           Any proceeds of Collateral of the German Loan Parties received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified therein), or (B) a mandatory prepayment pursuant to Section 2.10(b) or (c) (which shall be applied in accordance with Section 2.10) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably as follows:

first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent from the German Subsidiary Borrower;

second, to pay any fees or expense reimbursements then due to the Lenders from the German Subsidiary Borrower;

third, to pay interest on the German Revolving Loans;

fourth, to pay the principal of the German Revolving Loans;

fifth, to the payment of any other German Obligation due to the Administrative Agent or any Lender by the German Subsidiary Borrower; and

sixth, if all of the German Obligations (other than contingent obligations for which no claim has been made) have been indefeasibly paid and performed in full and the Commitments have been terminated, to the Loan Parties;

provided, however, that proceeds of Foreign Working Capital Collateral shall be applied first, to the payment of the Working Capital Foreign Obligations to the extent required by the Working Capital Credit Agreement and then, to the payment of the German Obligations.

To the extent that the terms of this clause (c) do not require any payment to be allocated to any specific Class of Borrowings, the Administrative Agent shall apply such prepayment to each Class of Borrowings on a pro rata basis.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the German Obligations in accordance with the payment priorities established hereby.

(d)           At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Administrative Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Administrative Agent.  The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) the Administrative Agent to charge any deposit account of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(e)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to a Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(f)            Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume, in its sole discretion, that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if no Borrower has in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(g)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(f) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18.  Mitigation Obligations.  (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then, upon the Administrative Borrower’s written request, such Lender shall use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (provided that, if such compensation or additional amounts relate to a particular Class of Loans, such designation or assignment may relate only to such Class of Loans), if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender (other than the Initial Lender) requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender (other than the Initial Lender) or any Governmental Authority for the account of such Lender pursuant to Section 2.16, or if any Lender (other than the Initial Lender) defaults in its obligation to fund Loans hereunder, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Administrative Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) with respect to compensation or additional amounts (but not defaults) in respect of a particular Class of Loans, such assignment may be limited to such Class of Loans.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower to require such  assignment and delegation cease to apply.

SECTION 2.19.  [Intentionally Omitted].

SECTION 2.20.  The Administrative Borrower.  Each Borrower hereby appoints the Canadian Subsidiary Borrower as the Administrative Borrower hereunder (in such capacity, the “Administrative Borrower”), and the Administrative Borrower shall act under this Agreement as the agent, attorney-in-fact and legal representative of each Borrower for all purposes, including requesting Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Administrative Agent or any Lender.  The Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any Borrowing Request, disbursement instruction, report, information or any notice or communication made or given by the Administrative Borrower, whether in its own name, as Borrowers’ agent, or on behalf of the Borrowers, and neither the Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice or request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Parent and the Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions entered into and to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent or any of the Subsidiaries or any order of any Governmental Authority, except, with respect to any violation of applicable law or regulation, to the extent any such violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Parent or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Parent or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Parent or any of the Subsidiaries, except Liens created under the Loan Documents and the Working Capital Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a) The Parent has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (A) as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants and (B) as of and for the fiscal quarter ended March 31, 2006, certified by its chief financial officer and (ii) its consolidated balance sheet and statements of income and stockholders’ equity as of and for the fiscal month ended May 31, 2006, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries, as of such dates and for such periods in accordance with GAAP and in the case of clauses (i)(B) and (ii) above, subject to normal year-end audit adjustments and the absence of footnotes.

(b)           The Parent has heretofore made available to the Lenders its pro forma consolidated balance sheet as of March 31, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the applicable pro forma financial statements, which were simultaneously made available to the Lenders (which assumptions are believed by the Parent to be reasonable), (ii) is based on the best information available to the Parent after due inquiry, (iii) accurately reflects all material adjustments necessary to give effect to the Transactions and (iv) presents fairly, in all material respects, the pro forma financial position of the Parent and its consolidated Subsidiaries as of March 31, 2006, as if the Transactions had occurred on such date.

(c)           Except as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of the Parent or any of the Subsidiaries has, as of the Effective Date, any material contingent liabilities, unusual long-term commitments or unrealized losses.

(d)           Since December 31, 2005, there has been no material adverse change in the business, operations, properties, assets, performance, condition (financial or otherwise) or contingent or other liabilities of the Parent and the Subsidiaries, taken as a whole, other than the commencement of the Chapter 11 Cases.

SECTION 3.05.  Properties.  (a) Each of the Parent and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and other Permitted Encumbrances.

(b)           Each of the Parent and the Subsidiaries owns, or is licensed or otherwise permitted to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the business of the Parent and the Subsidiaries, taken as a whole, and the use thereof by the Parent and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)           Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased (the “Real Estate”) by the Parent or any of the Subsidiaries as of the Effective Date.

(d)           As of the Effective Date, neither the Parent nor any of the Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation.  Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein held by any Person, other than any Loan Party.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent, threatened against or affecting the Parent or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)           Except with respect to any matters that, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect, neither the Parent nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Parent and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.  Investment Company Status.  Neither the Parent nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Parent and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Parent or such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.  No Loan Party or their subsidiaries is party to any tax sharing agreement with any other Person pursuant to which it is liable for any Taxes of any Person that could be reasonably expected to have a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan individually (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of such Plan individually, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent audited financial statements reflecting such amounts, exceed by more than $30,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.  Disclosure.  The Parent has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Parent or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The reports, financial statements, certificates and other written information furnished by or on behalf of any Loan Party to the Administrative Agent, the Arranger or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when made or delivered, did not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Subsidiaries; Loan Party Information.  (a) Schedule 3.12(a) sets forth the name of, the jurisdiction of organization of, and the direct or indirect ownership interest of the Parent in, each Subsidiary of the Parent, in each case as of the Effective Date.

(b)           Schedule 3.12(b) sets forth as of the Effective Date the name, address of principal place of business and the federal tax identification number (if any) of each Loan Party.

SECTION 3.13.  Insurance.  Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Parent and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums that are due and payable in respect of such insurance have been paid.  The Parent believes that the insurance maintained by or on behalf of the Parent and the Subsidiaries is adequate.

SECTION 3.14.  Labor Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against the Parent or any Subsidiary pending or, to the knowledge of the Parent, threatened that could reasonably be expected to result in a Material Adverse Effect.  All material payments due from the Parent or any Subsidiary, or for which any claim may be made against the Parent or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent or any Subsidiary is bound.

SECTION 3.15.  Solvency.  Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan (if any) on the Effective Date or such other date as Loans requested hereunder are made, and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date; and (e) the Loan Parties taken as a whole will not be deemed insolvent or bankrupt under any applicable bankruptcy or insolvency legislation under the laws of Australia, Canada, Germany or Mexico.

SECTION 3.16.  Security Documents.  (a) The Pledge Agreement is effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (and the proceeds thereof) and, when such Collateral is delivered to the Administrative Agent and any other requirements set forth therein are completed, the Administrative Agent shall have a fully perfected second-priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof as security for the Obligations, as applicable, in each case prior and superior in right to any other Person, other than with respect to Liens securing the Working Capital Foreign Obligations.

(b)           The Security Agreements are effective  (with respect to the Australian Security Agreement, on and after the Australian Effective Date) to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (and the proceeds thereof) and, when financing statements, and/or other filings, notices and registrations, in the case of Collateral under the Security Documents in appropriate form are filed, given or obtained with, to or from the appropriate offices in each relevant jurisdiction (including those specified on Schedule 6 to the Perfection Certificate), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code and the legislation in other jurisdictions, the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.03.

(c)           [Intentionally Omitted].

(d)           The Mortgages are effective to create, subject to the exceptions listed in each title insurance policy covering such Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.16(d), the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and, to the extent applicable, subject to Section 9-315 of the New York Uniform Commercial Code (and the equivalent legislation in other jurisdictions), the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.03.

SECTION 3.17.  Federal Reserve Regulations.  (a) Neither the Parent nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin

Stock or any security convertible into or exchangeable for Margin Stock, or extend credit to others for the purpose of purchasing or carrying Margin Stock or any security convertible into or exchangeable for Margin Stock, or to refund Indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.18.  Senior Secured Obligations.  All the Obligations of the Loan Parties constitute “Senior Indebtedness” and “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Indenture.

SECTION 3.19.  Related Names.  None of Huntsman Corporation Canada Inc.,  Huntsman Chemical Company of Canada Inc., Tioxide Canada Inc., Huntsman ICI (Canada) Corp., La Corporation Huntsman Canada Inc., Huntsman Corporation Canada Inc./La Corporation Huntsman Canada Inc., La Corporation Huntsman Canada Inc./Huntsman Corporation Canada Inc.  or Huntsman - Tioxide Canada Inc. are subsidiaries of  any Loan Party.

SECTION 3.20.  Permanent Establishment in Canada.  Neither the Parent nor Pliant Solutions Corporation (a) maintains any location in Canada, (b) has any income attributable to a permanent establishment in Canada or (c) is required to pay any income taxes in Canada.

SECTION 3.21. Canadian Pension Plans.   The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  All material obligations of each of the Loan Parties (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  There are no outstanding disputes concerning the assets of the Canadian Pension Plans.  No promises of benefit improvements under the Canadian Pension Plans have been made except where such improvement could not reasonably be expected to have a Material Adverse Effect.  All contributions or premiums required to be made or paid by each of the Loan Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws.  There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans.  Each of the Canadian Pension Plans is fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities and which are consistent with GAAP).   No Canadian Pension Plan or fund maintained by or on behalf of any Loan Party for the benefit of any officer, director or employee of such Loan Party is a so-called defined benefit plan.  For any Canadian Pension Plan or fund, and for any other employee benefit plan, which is a defined contribution plan requiring any Loan Party to contribute thereto, or to deduct from payments to any individual and pay such deductions into or to the credit of such Canadian Pension Plan or fund, all required employer contributions have been properly withheld by such Loan Party and fully paid into the funding arrangements for the applicable Pension Plan or fund.  Any assessments owed to the

Pension Benefits Guarantee Fund established under the Pension Benefits Act (Ontario), or other assessments or payments required under similar legislation in any other jurisdiction, have been paid when due.

ARTICLE IV

CONDITIONS

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from the Borrowers and each Lender, a counterpart of this Agreement signed on behalf of such party.

(b)           (i) The Bankruptcy Court shall have entered an order (the “Confirmation Order”), in form and substance reasonably satisfactory to the Administrative Agent, confirming the Plan of Reorganization and approving and authorizing the transactions contemplated thereby; (ii) the Plan of Reorganization shall not have been modified, altered, amended or otherwise changed or supplemented without the prior written consent of the Administrative Agent; (iii) all material conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived with the prior written consent of the Administrative Agent) and the Effective Date (as defined in the Plan of Reorganization) shall have occurred (other than the extension of credit under this Agreement); (iv) unless otherwise agreed by the Administrative Agent, ten days shall have passed since the entry of the Confirmation Order and the Confirmation Order shall not be subject to any stay; (v) the Administrative Agent shall be reasonably satisfied that, except as otherwise consented to by it, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order will not govern the enforcement of the Loan Documents; (vi) the transactions set forth in the Plan of Reorganization shall have been consummated in accordance with all applicable Requirements of Law and otherwise to the reasonable satisfaction of the Administrative Agent; and (vii) the Administrative Agent shall have received a copy of the Confirmation Order, certified by a Financial Officer of the Parent as complete and correct.

(c)           (i) The Canadian Court shall have issued and entered the Canadian Confirmation Order, in form and substance reasonably satisfactory to the Administrative Agent made on notice (the length of which is reasonably satisfactory to the Administrative Agent) to the service list and such other parties as the Administrative Agent may designate, acting reasonably; (ii) the Canadian Confirmation Order shall be in full force and effect and not be subject to any stay; and (iii) the Administrative Agent shall have received a copy of the Canadian Confirmation Order, certified by a Financial Officer of the Parent as complete and correct.

(d)           The Administrative Agent shall have received a certificate of the Secretary of each Loan Party certifying (i) the names and true signatures of each officer of such

Loan Party that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Loan Party, (ii) a copy of the certificate of incorporation (or equivalent organizational document) of such Loan Party, certified as of a recent date by the Secretary of State of the state of organization of such Loan Party (other than the Mexican Loan Parties), together with certificates of such official attesting to the good standing of such Loan Party, (iii) the by-laws (or equivalent organizational document) of such Loan Party as in effect on the date of such certification, and (iv) the resolutions of such Loan Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Administrative Borrower, (i) confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, (ii) certifying that the conditions set forth in paragraphs (b) (other than clauses (v) and (vii) thereof), (c) (other than clause (iii) thereof) and (q) of this Section 4.01 have been satisfied and (iii) certifying that the liens registered in favor of Bancomer (now known as BBVA Bancomer) against any Mexican Loan Party do not secure any Indebtedness or other obligation of such Mexican Loan Party.

(f)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(g)           The Administrative Agent shall have received counterparts of the Pledge Agreement signed on behalf of each Loan Party party thereto.

(h)           The Administrative Agent shall have received counterparts of each Security Agreement (other than the Australian Security Agreement) signed on behalf of each Loan Party party thereto, together with the following:

(i)            all documents and instruments, including Uniform Commercial Code (or equivalent) financing statements, required by the Security Agreements or by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Security Agreements, in proper form for filing, registration or recordation;

(ii)           a completed Perfection Certificate dated the Effective Date and signed by an executive officer of each Loan Party, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code filings or other filings, notices or registrations made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.03 or have been released;

(iii)          counterparts of a Mortgage with respect to each Mortgaged Property signed on behalf of the record owner of such Mortgaged Property;

(iv)          [intentionally omitted];

(v)           policy or policies of title insurance issued by a nationally recognized title insurance company, insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.03, in form and substance reasonably acceptable to the Administrative Agent, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request;

(vi)          copies of all existing surveys and such other information and documents with respect to the Mortgaged Properties as shall be necessary for the aforesaid title insurance policies to be issued without a survey exception; and

(vii)         such other customary documentation with respect to the Mortgaged Properties as the Administrative Agent may reasonably require.

(i)            The Administrative Agent shall have received counterparts of the Foreign Guarantee Agreement signed on behalf of each Loan Party party thereto.

(j)            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Sidley Austin LLP, counsel for the Borrowers and the other Loan Parties, (ii) General Counsel of the Borrowers and the other Loan Parties, (iii) Ontario counsel for the Canadian Loan Parties acceptable to the Administrative Agent, (iv) German counsel for the German Loan Parties acceptable to the Administrative Agent and (v) Mexican counsel for the Mexican Loan Parties acceptable to the Administrative Agent and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent.  Each Borrower hereby requests such counsel to deliver such opinions.

(k)           The Lenders shall have received the financial statements described in Section 3.04, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.

(l)            The Lenders shall have received projections of the Parent and the Subsidiaries through the fiscal year ending December 31, 2009, presented on a monthly basis through December 31, 2006 and on an annual basis thereafter (the “Projections”), which Projections shall not be materially inconsistent with the projections previously provided to the Administrative Agent and the Arranger.

(m)          The Administrative Agent shall have received evidence reasonably satisfactory to it that the insurance required by Section 5.07 is in effect, together with insurance certificates naming the Administrative Agent as additional insured and/or loss payee to the extent required by Section 5.07.

(n)           [Intentionally Omitted].

(o)           Each of the Pre-Petition Loan Agreement and the DIP Credit Agreement shall have been terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been paid in full (other than the Existing Letters of Credit, which shall have been fully cash collateralized or backstopped with letters of credit issued under the Working Capital Credit Agreement on or prior to the Effective Date) and all Liens granted in respect thereof shall have been released and the terms and conditions of any such release shall be reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall have received payoff letters in form and substance reasonably satisfactory to the Administrative Agent from General Electric Capital Corporation with respect to the Pre-Petition Loan Agreement and the DIP Credit Agreement.

(p)           The Working Capital Credit Agreement shall have been duly and properly authorized, executed and delivered by the respective parties thereto on terms and conditions reasonably satisfactory to the Administrative Agent, consummated pursuant to the terms thereof and shall be in full force and effect as of the Effective Date.

(q)           After giving effect to the Transactions, the Parent and the Subsidiaries shall not have any outstanding Indebtedness or preferred stock other than (i) Indebtedness incurred under the Loan Documents and the Working Capital Loan Documents, (ii) the Senior First Lien Notes, (iii) the Senior Second Lien Notes, (iv) the Senior Subordinated Notes, (v) the Preferred Stock, and (vi) the Indebtedness permitted pursuant to Section 6.01(ii).

(r)            The Administrative Agent shall have received all documentation and other information requested by it to satisfy the requirements of bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(s)           The Administrative Agent shall have received a completed Borrowing Base Certificate that sets forth the Pro Forma Opening Borrowing Base.

(t)            The Administrative Agent shall have received Control Agreements with respect to each of the accounts set forth on Schedule 5.17 to the extent required by Section 5.17.

(u)           The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President of the Administrative Borrower, to the effect that immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan on the Effective Date and after giving effect to the application of the proceeds of such Loans, (i) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date; and (v) the Loan Parties taken as a whole will not be deemed insolvent or bankrupt under any applicable bankruptcy or insolvency legislation under the laws of Australia, Canada, Germany or Mexico.

(v)           The Administrative Agent shall have received evidence reasonably satisfactory to it of the merger of Old Pliant with and into the Parent, with the Parent as the surviving corporation.

(w)          The Administrative Agent shall have received a Compliance Certificate signed by a Financial Officer and the chief legal officer of the Administrative Borrower, dated the Effective Date (delivered, and containing a statement that it was delivered, in good faith after reasonable investigation) to the effect that the Loans (if any) made on the Effective Date do not violate the provisions of the Senior First Lien Note Indenture, the Senior Second Lien Note Indenture and the Senior Subordinated Note Indenture (including a reasonably detailed summary as to the calculations necessary to determine the absence of any such violation).

(x)            The Administrative Agent shall have received evidence reasonably satisfactory to it that the Process Agent required by Section 9.09(d) shall have been duly appointed by the Borrowers.

(y)           The Administrative Agent shall have received such other documents as the Administrative Agent, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)           The representations and warranties of each Loan Party set forth in the Loan Documents qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct as of such earlier date.

(b)           At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c)           At the time of, and after giving effect to, such Borrowing, (i) the total Australian Revolving Exposure shall not exceed the lesser of (A) the Australian Sublimit and (B) the Australian Borrowing Base then in effect, (ii) the total Canadian Revolving Exposure shall not exceed the lesser of (A) the Canadian Sublimit and (B) the Canadian Borrowing Base then in effect, (iii) the total German Revolving Exposure shall not exceed the lesser of (A) the German Sublimit and (B) the German Borrowing Base then in effect, (iv) the total Mexican Revolving Exposure shall not exceed the lesser of (A) the Mexican Sublimit and (B) the Mexican Borrowing Base then in effect, (v) the total Revolving Exposure shall not exceed the total amount of the Commitments then in effect and (vi) the total Revolving Exposure plus the total Working Capital Revolving Exposure shall not exceed the total amount of the Overall Commitments then in effect.

(d)           If at the time of, and after giving effect to, such Borrowing, the total Revolving Exposure and Working Capital Revolving Exposure exceeds 85% of the maximum amount of Indebtedness permitted to be incurred under this Agreement and the Working Capital Credit Agreement pursuant to the Senior First Lien Indenture, the Senior Second Lien Note Indenture and the Senior Subordinated Note Indenture, the Administrative Agent shall have received a Compliance Certificate signed by a Financial Officer and the chief legal officer of the Administrative Borrower, dated the date of such Borrowing (delivered, and containing a statement that it was delivered, in good faith after reasonable investigation) to the effect that such Borrowing does not violate the provisions of the Senior First Lien Note Indenture, the Senior Second Lien Note Indenture and the Senior Subordinated Note Indenture (including a reasonably detailed summary as to the calculations necessary to determine the absence of any such violation).

(e)           At the time of the Borrowing Request with respect to such Borrowing, the amount that the Administrative Borrower reasonably and in good faith estimates will be the Cash Amount at 3:00 p.m., New York City time, on the requested date of such Borrowing (after giving effect to such Borrowing) shall not exceed $11,000,000, and such Borrowing Request shall contain a statement to that effect and that the Administrative Borrower reasonably and in good faith expects to be in compliance with Section 6.14 as of the date of such Borrowing.

(f)            The making of such Loan does not violate any applicable law or regulation and is not enjoined, temporarily, preliminarily or permanently.

The making of any Loan on the occasion of each Borrowing shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in this Section.

SECTION 4.03.  Australian Effective Date.  The obligations of the Australian Lenders to make Australian Revolving Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a)           [Intentionally Omitted.]

(b)           The Administrative Agent shall have received a counterpart of the Australian Security Agreement signed on behalf of the Australian Subsidiary Borrower, together with all documents and instruments, including Uniform Commercial Code (or equivalent) financing statements, required by the Australian Security Agreement or by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Australian Security Agreement, in proper form for filing, registration or recordation.

(c)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Australian Effective Date) of Australian counsel for the Australian Loan Parties acceptable to the Administrative Agent, covering such other matters relating to the Australian Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent.  The Australian Subsidiary Borrower hereby requests such counsel to deliver such opinions.

(d)           The Administrative Agent shall have received a certificate of the Secretary of the Australian Subsidiary Borrower certifying (i) the names and true signatures of each officer of the Australian Subsidiary Borrower that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Australian Subsidiary Borrower, (ii) that there have been no changes to the certificate of incorporation (or equivalent organizational document) of the Australian Subsidiary Borrower from the certificate of incorporation (or equivalent organizational document) delivered to the Administrative Agent on the Effective Date, and attaching a good standing certificate of the Australian Subsidiary Borrower dated as of a recent date from its jurisdiction of organization, (iii) that there have been no changes to the by-laws (or equivalent organizational document) of the Australian Subsidiary Borrower from the by-laws (or equivalent organizational document) delivered to the Administrative Agent on the Effective Date, and (iv) the resolutions of the Australian Subsidiary Borrower’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)           The Administrative Agent shall have received a certificate, dated the Australian Effective Date and signed by the President, a Vice President or a Financial Officer of the Administrative Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)            The Administrative Agent shall have received a completed Borrowing Base Certificate, dated the Australian Effective Date, that sets forth the Australian Borrowing Base.

(g)           The Administrative Agent shall have received such other documents as the Administrative Agent, any Australian Lender or their respective counsel may have reasonably requested.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Administrative Borrower will furnish to the Administrative Agent, which will deliver to each Lender:

(a)           within 90 days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated and consolidating balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Parent’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)           within 30 days after the end of each fiscal month of each fiscal year (other than the final fiscal month of each fiscal quarter) of the Parent, its consolidated and consolidating balance sheet and related statements of operations as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) (i) the previous fiscal year and (ii) the Projections or the most recent forecasts delivered to the Administrative Agent pursuant to Section 5.01(i) below, all certified by one of the Parent’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)           concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Administrative Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) during any FCCR Period, setting forth reasonably detailed calculations of the Fixed Charge Coverage Ratio as of the last day of the last fiscal period covered by such financial statements and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Parent’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)           concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate signed by a Financial Officer and the chief legal officer of the Administrative Borrower (delivered, and containing a statement that it was delivered, in good faith after reasonable investigation) to the effect that the then outstanding Revolving Exposure and Working Capital Revolving Exposure do not violate the provisions of the Senior First Lien Note Indenture, the Senior Second Lien Note Indenture and the Senior Subordinated Note Indenture (including a reasonably detailed summary as to the calculations necessary to determine the absence of any such violation);

(f)            no later than 12:00 noon, New York City time, on Wednesday of each week, and at any time an Event of Default has occurred and is continuing, at such other times as may be requested by the Administrative Agent, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last day of the prior week and accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent;

(g)           to the extent requested by the Administrative Agent at any time when it reasonably believes that the then-existing Borrowing Base Certificate is materially inaccurate or that the Borrowing Base at such time would, if calculated at such time, be materially different than such Borrowing Base reflected in such then-existing Borrowing Base Certificate, within 10 Business Days of such request, a completed Borrowing Base Certificate that satisfies the requirements of Section 5.01(f) showing such Borrowing Base as of the date so requested, accompanied by the reports and supporting information contemplated thereby or otherwise requested by the Administrative Agent;

(h)           within two Business Days of any request therefor, such other information concerning the amount, composition and manner of computation of the Borrowing Base as the Administrative Agent may reasonably request (in such detail as may reasonably be requested by the Administrative Agent);

(i)            not later than 30 days following the commencement of each fiscal year, (i) the annual business plan of the Parent and its Subsidiaries for such fiscal year approved by the Board of Directors of the Parent, and (ii) forecasts  prepared by management of the Parent for such fiscal year and each of the succeeding fiscal years through the fiscal year in which the Maturity Date is scheduled to occur (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each such fiscal year), presented on a monthly basis for such fiscal year and on an annual basis thereafter, and, promptly when available, any significant revisions of such business plan and forecasts;

(j)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be;

(k)           promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, the Administrative Agent or any Lender may reasonably request;

(l)            [Intentionally Omitted];

(m)          [Intentionally Omitted]; and

(n)           promptly after the Administrative Borrower obtains knowledge thereof, notice of the occurrence of any FCCR Period or Cash Collection Triggering Event.

SECTION 5.02.  Notices of Material Events.  The Administrative Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of an executive officer or a Financial Officer of the Administrative Borrower, affecting the Parent or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)           any downgrade of the ratings of the Parent’s senior secured indebtedness for borrowed money by S&P, Moody’s or any other rating agency;

(d)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Parent and the Subsidiaries in an aggregate amount exceeding $5,000,000; and

(e)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Information Regarding Collateral.  (a) The Administrative Borrower will furnish to the Administrative Agent 10 day’s prior written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it having an aggregate fair value in excess of $250,000 with respect to Foreign Fixed Asset Collateral and $1,000,000 with respect to Foreign Working Capital Collateral is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or other organizational identification number (or, with respect to each Foreign Subsidiary, any comparable identification numbers issued by any Governmental Authority) or (v) in any Loan Party’s jurisdiction of incorporation or organization.  The Administrative Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or the applicable legislation of other jurisdictions or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b)           At the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Administrative Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Administrative Borrower, (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Agreements for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.  Existence; Conduct of Business.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of the business of the Parent and the Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.

SECTION 5.05.  Payment of Obligations; Compliance with Leases.  (a) Each Borrower will, and will cause each of the Parent and the Subsidiaries to, pay (i) all Taxes and

other charges of any Governmental Authority imposed on it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon and (ii) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien (other than a Lien permitted under Section 6.03) upon any of the property or assets of the Parent or any of the Subsidiaries, prior to the time when any penalty or fine shall be incurred with respect thereto, except with respect to subsections (i) and (ii) of this Section 5.05 where (A) the validity or amount thereof is being contested in good faith by appropriate procedures or proceedings, (B) the Parent or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (C) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (D) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(b)           Each Borrower will, and will cause each of the Parent and the Subsidiaries to, comply with all material terms of each lease under which the Parent or any Subsidiary leases any property, as lessee, and at which Equipment that has an aggregate fair value in excess of $250,000 and is included in the calculation of the Borrowing Base is located.

SECTION 5.06.  Maintenance of Properties.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Parent and the Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.  Insurance.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, maintain insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.  Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained.  All insurance policies or certificates (or certified copies thereof) with respect to such insurance (A) shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Lenders (including by naming the Administrative Agent as loss payee or additional insured, as appropriate); and (B) shall state that such insurance policy shall not be canceled without 30 days’ prior written notice thereof (or, in connection with any cancellation resulting from the non-payment of premiums, 10 days’ prior written notice thereof).  The Administrative Borrower shall promptly notify the Administrative Agent of any material change or revision, or notice of expiration or non-renewal, with respect to any such insurance policy.  The Administrative Borrower shall furnish to the Administrative Agent, on the Effective Date and on the date of delivery of each annual financial statement, full information as to the insurance carried.  At any time that insurance at levels described in Schedule 5.07 is not being maintained by or on behalf of the Parent or any of the Subsidiaries, the Administrative Borrower will notify the Administrative Agent in writing within two Business Days thereof and, if thereafter notified by the Administrative Agent or the Required Lenders to do so, the Administrative Borrower or any such

Subsidiary, as the case may be, shall obtain insurance at such levels at least equal to those set forth on Schedule 5.07; provided that such insurance can be obtained at commercially reasonable rates.

SECTION 5.08.  Casualty and Condemnation.  The Administrative Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any portion of any Collateral or the commencement of any action or proceeding for the taking of any Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding, where the reduction in the fair market value of the Collateral so affected in connection with any such casualty event or condemnation is at least $2,500,000.

SECTION 5.09.  Books and Records; Inspection and Audit Rights.  (a) Each Borrower will, and will cause each of the Parent and the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities.  Each Borrower will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants (and the Borrowers shall be provided the opportunity to participate in any such discussions with such independent accountants), all at such reasonable times and as often as reasonably requested.  The Borrowers shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such inspection; provided, however that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall only be required to pay for one such inspection per fiscal year of the Parent.

(b)           Each Borrower will, and will cause each of the other Loan Parties to, upon reasonable prior notice, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the Administrative Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base, all at such reasonable times and as often as reasonably requested.  The Borrowers shall pay the reasonable fees and expenses of any representatives retained by the Administrative Agent to conduct any such evaluation or appraisal; provided, however that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall only be required to pay for one such evaluation or appraisal pursuant to this clause (b) per calendar year for each category of Collateral included in each Borrowing Base.  The Borrowers also agree to modify or adjust the computation of the Borrowing Base (which may include maintaining additional reserves or modifying the eligibility criteria for the components of the Borrowing Base) to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation or appraisal or otherwise.

(c)           In the event that historical accounting practices, systems or reserves relating to the components of the Borrowing Base are modified in a manner that is adverse to the Lenders in any material respect, the Borrowers will agree to maintain such additional reserves (for purposes of computing the Borrowing Base) in respect of the components of the Borrowing Base and make such other adjustments to its parameters for including the components of the

Borrowing Base as the Administrative Agent or the Required Lenders in their commercially reasonable discretion shall require based upon such modifications.

SECTION 5.10.  Compliance with Laws.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including Environmental Laws except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11.  Use of Proceeds.  (a) [Intentionally Omitted].

(b)           The proceeds of the Revolving Loans will be used solely (i) to refinance the Pre-Petition Loan Agreement and the DIP Credit Agreement, (ii) to pay Transaction Costs and (iii) for ordinary working capital and general corporate purposes of the applicable Borrower and its Subsidiaries, including, without limitation, the payment of amounts payable pursuant to the Plan of Reorganization on the Effective Date.

(c)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or any security convertible into or exchangeable for Margin Stock, or extend credit to others for the purpose of purchasing or carrying Margin Stock or any security convertible into or exchangeable for Margin Stock, or to refund Indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of any of the Regulations of the Board, including Regulation U and Regulation X.

(d)           [Intentionally Omitted].

SECTION 5.12.  Additional Subsidiaries.  If any additional subsidiary is formed or acquired by a Loan Party after the Effective Date, the Administrative Borrower will notify the Administrative Agent and the Lenders thereof and (i) the Administrative Borrower will cause such subsidiary to become a party to the applicable Security Documents in the manner provided therein and such other mortgages and security, pledge, guarantee and subordination agreements as reasonably requested by the Administrative Agent to guarantee and secure the Obligations, in each case within three Business Days after such subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such subsidiary’s assets to secure the Obligations as the Administrative Agent or the Required Lenders shall reasonably request and (ii) if any Equity Interests or Indebtedness of such subsidiary are owned by or on behalf of any Loan Party, the Administrative Borrower will cause certificates and promissory notes evidencing such Equity Interests and Indebtedness to be pledged to secure the Obligations within three Business Days after such Subsidiary is formed or acquired.

SECTION 5.13.  Further Assurances.  (a) Each Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan

Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties.  Each Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrowers or any other Loan Party after the Effective Date (other than assets constituting Collateral that become subject to the Lien of the appropriate Security Agreements upon acquisition thereof), the Administrative Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrowers will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties; provided that the following property shall not be covered by this Section 5.13(b):  (i) owned real estate or leasehold interests with an aggregate fair market value of less than $5,000,000, (ii) any other items of tangible personal property with, in each case, a fair market value of less than $500,000 and (iii) items explicitly excluded by exceptions in any Security Agreement, Pledge Agreement or other Security Document.

SECTION 5.14.  Supplemental Disclosure.  From time to time as may be reasonably requested by the Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default) or at the Loan Parties’ election, the Administrative Borrower shall supplement each Schedule, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and the Required Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

SECTION 5.15.  Intellectual Property.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall comply in all material respects with the terms of its Intellectual Property licenses.

SECTION 5.16.  Landlord Lien Waivers, Mortgagee Agreements and Bailee Letters.  As reasonably requested by the Administrative Agent, each Borrower will, and will cause each of the other Loan Parties to, use commercially reasonable efforts to obtain a Landlord Lien Waiver, mortgagee agreement or Bailee Letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Foreign Fixed Asset Collateral having an aggregate fair value in excess of $250,000 is stored or located or Foreign Working Capital Collateral having an aggregate fair value in excess of $1,000,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Foreign Fixed Asset Collateral or Foreign Working Capital Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

SECTION 5.17. Depository Banks. (a) Each Borrower will, and will cause each of the other Loan Parties to, maintain a bank reasonably acceptable to the Administrative Agent as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.  Schedule 5.17 sets forth as of the Effective Date all deposit accounts, securities accounts and commodities accounts of each Borrower and the other Loan Parties.

(b)           Each Borrower shall, and shall cause each other Loan Party to, (i) deposit all of its cash in deposit accounts that are Controlled Deposit Accounts, (ii) not establish or maintain any securities account or commodity account that is not a Controlled Securities Account and (iii) not establish or maintain any deposit account that is not a Controlled Deposit Account; provided, however, that the Loan Parties may maintain (A) payroll, withholding tax and other fiduciary or zero balance accounts and (B) prior to September 30, 2006, cash in deposit accounts with Bank of Montreal in an aggregate amount not to exceed $1,000,000 at any time; provided, further, that the Borrowers shall cause all balances in the accounts referred to in clause (B) above to be transferred into a Controlled Deposit Account on a weekly basis.

(c)           Each Borrower shall, and shall cause each other Loan Party to, notify and direct each Account debtor and every other Person obligated to make payments with respect to any Accounts, Inventory or other Collateral to make all such payments directly to a Controlled Deposit Account.  Each Borrower shall, and shall cause each other Loan Party to, use all reasonable efforts to cause each Account debtor and every other Person identified in the preceding sentence to make all payments with respect to any Accounts, Inventory or other Collateral directly to a Controlled Deposit Account.  In the event that a Loan Party directly receives any cash or other funds, notwithstanding the arrangements for payment directly into the Controlled Deposit Accounts, such remittances shall be held for the benefit of the Administrative Agent and the Secured Parties and shall be segregated from other funds of such Loan Party, and each Borrower shall, or shall cause each other Loan Party to, cause such remittances and payments to be deposited into a Controlled Deposit Account as soon as practicable after such Loan Party’s receipt thereof.  Without the prior written consent of the Administrative Agent, no Loan Party shall, under any circumstances whatsoever, change the general instructions given to Account debtors and other Persons obligated to make payments with respect to any Accounts, Inventory or other Collateral regarding the deposit of payments with respect thereto in a Controlled Deposit Account.

(d)           Each Borrower shall, and shall cause each other Loan Party to, use all reasonable efforts to prevent (i) any funds that are proceeds of Foreign Fixed Asset Collateral from being deposited or otherwise commingled with proceeds of Foreign Working Capital Collateral and (ii) any funds that are proceeds of Collateral from being deposited or otherwise commingled with proceeds of assets that do not constitute Collateral.

(e)           During a Cash Collection Period, the Administrative Agent may, and at the request of the Required Lenders shall, transfer any funds held in a Controlled Deposit Account or Controlled Securities Account on each Business Day to a Collateral Proceeds Account or German Collateral Proceeds Account, as applicable.  With respect to any Controlled Deposit Account or Controlled Securities Account that is not the subject of a Control Agreement, during a Cash Collection Period, at the request of the Administrative Agent, each Borrower shall, and shall cause each Loan Party to, transfer any funds held in such Controlled Deposit Account or Controlled Securities Account on each Business Day to a  Collateral Proceeds Account or German Collateral Proceeds Account, as applicable.  The Administrative Agent shall not have any responsibility for, or bear any risk of loss of, any investment or income of any funds in any Collateral Proceeds Account or German Collateral Proceeds Account.  From time to time after funds are deposited in any Collateral Proceeds Account or German Collateral Proceeds Account, the Administrative Agent may apply funds then held in such Collateral Proceeds Account or German Collateral Proceeds Account to the payment of Obligations in accordance with Section 2.10(c).  No Loan Party and no Person claiming on behalf of or through any Loan Party shall have any right to demand payment of any funds held in any Collateral Proceeds Account or German Collateral Proceeds Account at any time prior to the termination of all Commitments and the payment in full of all Obligations.

SECTION 5.18.  ERISA.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Loan Parties are in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

SECTION 5.19.  Post-Closing Conditions.  Each Borrower will, and will cause each of the Parent and the Subsidiaries to, deliver each of the documents, instruments and agreements, and take each of the actions, set forth on Schedule 5.19 within the time periods set forth on such Schedule.

SECTION 5.20.  Canadian Pension Plans.  No Loan Party will (a) terminate any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which could reasonably be expected to result in any material liability of a Loan Party, (b) fail to make full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or applicable law, such Loan Party is required to pay as contributions thereto, except where the failure to make such payments could not reasonably be expected to have a Material Adverse Effect, (c) permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Canadian Pension Plan in an amount which could reasonably be expected to cause a Material Adverse Effect, (d) contribute to or assume an obligation to contribute to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario), (e) acquire an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario), or (f) permit the actuarial present value of the benefit liabilities (computed on an accumulated benefit obligation basis in accordance with GAAP) under all Canadian Pension Plans in the aggregate to exceed the current value of the assets of all Canadian Pension Plans in the aggregate that are allocable to such benefit liabilities, in each case only to the extent such liabilities and assets relate to benefits to be paid to employees of the Loan Parties, by an amount that could reasonably be expected to cause a Material Adverse Effect.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full, each Borrower covenants and agrees with the Administrative Agent and the Lenders that:

SECTION 6.01.  Indebtedness.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i)            Indebtedness created under the Loan Documents and the Working Capital Loan Documents;

(ii)           Indebtedness existing on the Effective Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(iii)          Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary; provided, that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to secure the Obligations and (B) the aggregate principal amount of loans and advances made by any German Loan Party to any other Loan Party shall not exceed the amount of free reserves of such German Loan Party;

(iv)          Guarantees by the Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent or any other Subsidiary; provided that (A)  any Guarantee of the Senior Subordinated Notes by a Subsidiary shall be subordinated on the same terms as the Senior Subordinated Notes and (B) any Guarantee of the Senior Subordinated Notes, the Senior First Lien Notes or the Senior Second Lien Notes shall be given only by a Domestic Subsidiary that is a Working Capital Loan Party and Uniplast Industries Co.;

(v)           Indebtedness of the Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, including Capital Lease Obligations incurred pursuant to transactions permitted by Section 6.07, and extensions, renewals and replacements of any such

Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 20 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $25,000,000 at any time outstanding;

(vi)          the Senior First Lien Notes in an aggregate principal amount at maturity not exceeding $306,000,000 plus the amount of additional Permitted Refinancing Indebtedness in respect thereof incurred in respect of unpaid accrued interest (not included in the accreted value) and premium thereon;

(vii)         Indebtedness with respect to surety, appeal and performance bonds obtained by the Parent or any of the Subsidiaries in the ordinary course of business;

(viii)        the Senior Second Lien Notes in an aggregate principal amount not exceeding $250,000,000 plus the amount of additional Permitted Refinancing Indebtedness in respect thereof incurred in respect of unpaid accrued interest and premium thereon;

(ix)           the Senior Subordinated Notes in an aggregate principal amount not exceeding $35,000,000 plus the amount of additional Permitted Refinancing Indebtedness in respect thereof incurred in respect of unpaid accrued interest and premium thereon;

(x)            any Permitted Redemption Indebtedness in respect of the Series AA Preferred Stock;

(xi)           the Existing Letters of Credit;

(xii)          Indebtedness in respect of any letters of credit entered into in the ordinary course of business in an aggregate face amount not to exceed $5,000,000; and

(xiii)         unsecured Indebtedness of the Parent in an aggregate principal amount not exceeding $10,000,000 pursuant to an overdraft line of credit in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent a legal opinion is delivered by counsel to the Parent in connection with such overdraft line of credit, the Administrative Agent shall receive concurrently therewith a reliance letter in favor of the Administrative Agent and the Lenders.

SECTION 6.02.  Certain Equity Securities.  The Borrowers will not, nor will it permit the Parent or any Subsidiary to, issue any preferred stock (other than (a) Qualified Preferred Stock of the Parent and (b) the Preferred Stock issued pursuant to the Plan of Reorganization) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Equity Interests of the Parent or any Subsidiary.

SECTION 6.03.  Liens.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)           Liens created under the Loan Documents and the Working Capital Loan Documents;

(b)           Permitted Encumbrances;

(c)           any Lien on any property or asset of the Parent or any Subsidiary existing on the Effective Date and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Parent or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)           any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Parent or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)           Liens on fixed or capital assets acquired, constructed or improved by the Parent or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (v) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Parent or any Subsidiary other than property directly related to such fixed or capital assets and of a type customarily covered by such Liens, except that such security interests may not apply to any accounts receivable or inventory;

(f)            leases and subleases of real property and tangible personal property and licenses and sublicenses of intellectual property rights, in each case granted in the ordinary course of business and not interfering individually or in the aggregate (with all such licenses and subleases being taken as a whole) in any material respect with the conduct of the business of the Parent and the Subsidiaries;

(g)           Liens granted under the Senior First Lien Security Documents or the Senior Second Lien Security Documents; provided that (i) such Liens secure only obligations under the Senior First Lien Note Documents and the Senior Second Lien Note Documents, respectively, except that such obligations shall not include obligations under any Indebtedness (or obligations under any Swap Agreements) except to the extent incurred pursuant to Section 6.01(viii), with respect to the Senior Second Lien Notes, or Section 6.01(vi), with respect to the Senior First Lien Notes, and (ii)  such Liens do not apply to any asset that is subject to a Lien granted under a Security Document to secure the Obligations;

(h)           Liens on cash deposited with the issuing bank for any Existing Letter of Credit to cash collateralize such Existing Letter of Credit (including with respect to interest, fees and expenses associated therewith); provided that (i) the amount of such cash subject to such Lien at any time shall not exceed 105% of the face amount of such Existing Letter of Credit and (ii) upon the termination or expiration of such Existing Letter of Credit, to the extent there has been no drawing under such Existing Letter of Credit that has not been reimbursed at such time, an amount of cash equal to 105% of the face amount of such Existing Letter of Credit (less any amounts retained to pay interest, fees and expenses associated therewith) shall be promptly released from such Lien; provided, further, that such Existing Letters of Credit have not been backstopped with letters of credit issued under the Working Capital Credit Agreement;

(i)            Liens on cash deposited with the issuing bank for any letter of credit permitted by clause (xii) of Section 6.01 to cash collateralize such letter of credit (including with respect to interest, fees and expenses associated therewith); provided that (i) the amount of such cash subject to such Lien at any time shall not exceed 105% of the face amount of such letter of credit and (ii) upon the termination or expiration of such letter of credit, to the extent there has been no drawing under such letter of credit that has not been reimbursed at such time, an amount of cash equal to 105% of the face amount of such letter of credit (less any amounts retained to pay interest, fees and expenses associated therewith) shall be promptly released from such Lien;

(j)            Liens on cash deposited in trust for the benefit of the employees of the Australian Loan Parties; provided that the amount of such cash subject to such Lien at any time shall not exceed the lesser of (i) 25% of the outstanding principal amount the Australian Revolving Loans under this Agreement and the Australian Revolving Loans under and as defined in the Working Capital Credit Agreement, the proceeds of which have been distributed by the Australian Subsidiary Borrower to the Parent and its Subsidiaries, and (ii) $1,750,000; and

(k)           Liens on cash deposited with National Australia Bank to cash collateralize obligations of the Australian Loan Parties to National Australia Bank with respect to a landlord guarantee and payroll facilities; provided that the amount of such cash subject to such Lien at any time shall not exceed $210,000.

SECTION 6.04.  Fundamental Changes.  (a) The Borrowers will not and will not permit the Parent or any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Parent; provided that if any Subsidiary that is party to such transaction is (A) a Loan Party, the surviving entity must be a Loan Party, or

(B) a Borrower, the surviving entity must be a Borrower, (ii) any Subsidiary may merge into any Subsidiary that is a Loan Party; provided that if any Subsidiary that is party to such transaction is (A) a Loan Party, the surviving entity must be a Loan Party, or (B) a Borrower, the surviving entity must be a Borrower, (iii) any Subsidiary that is not a Loan Party may merge into any Subsidiary that is not a Loan Party; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.05, and (iv)  any Subsidiary (other than any Borrower) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders.

(b)           The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Parent and the Subsidiaries on the Effective Date and businesses reasonably related, ancillary or complementary thereto.

SECTION 6.05.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the forgoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)           Permitted Investments;

(b)           investments existing on the date hereof and set forth on Schedule 6.05(b), to the extent such investments would not be permitted under any other clause of this Section 6.05;

(c)           investments by the Parent and the Subsidiaries in the Equity Interests of their respective subsidiaries (that are Subsidiaries prior to such Investment);

(d)           loans or advances made by the Parent to any Subsidiary and made by any Subsidiary to the Parent or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to secure the Obligations and (ii) the aggregate principal amount of loans and advances made by any German Loan Party to any other Loan Party shall not exceed the amount of free reserves of such German Loan Party;

(e)           Guarantees by the Parent of Indebtedness and other obligations of any Subsidiary and Guarantees by any Subsidiary of Indebtedness or other obligations of the Parent or any other Subsidiary; provided that (i) no Subsidiary shall Guarantee the Senior First Lien Notes, Senior Second Lien Notes or Senior Subordinated Notes unless (A) such Subsidiary also has Guaranteed the Domestic Obligations (as defined in the Working Capital Credit Agreement), and (B) with respect to any Guarantee of the Senior

Subordinated Notes, such Guarantee is subordinated to such Guarantee of the Domestic Obligations (as defined in the Working Capital Credit Agreement) on terms no less favorable to the Lenders than the subordination provisions of the Senior Subordinated Notes and (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01;

(f)            investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)           payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(h)           investments of any Person existing at the time such Person becomes a Subsidiary or at the time such Person merges or consolidates with the Parent or any of the Subsidiaries, in either case in compliance with the terms of this Agreement; provided that such investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary or such merger or consolidation;

(i)            Swap Agreements entered into in compliance with Section 6.08;

(j)            other loans, advances and investments; provided that the amount of any such loan, advance or investment made pursuant to this clause (j) together with all amounts payable in connection with Permitted Acquisitions pursuant to Section 6.05(l) shall not exceed $50,000,000 in the aggregate during the term of this Agreement;

(k)           notes or other evidences of Indebtedness acquired as consideration in connection with a sale, transfer, lease or other disposition of any asset by the Parent or any of the Subsidiaries; and

(l)            Permitted Acquisitions.

SECTION 6.06.  Asset Sales.  The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it (other than any such sale, transfer, lease or other disposition resulting from any casualty or condemnation of any assets of the Parent or any of the Subsidiaries), nor will the Borrowers permit the Parent or any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)           sales of inventory, used or surplus tangible property and Permitted Investments in the ordinary course of business;

(b)           sales, transfers, issuances and dispositions to the Parent or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.10;

(c)           leases and licenses entered into in the ordinary course of business;

(d)           sales in connection with sale-leasebacks permitted under Section 6.07;

(e)           sales of investments referred to in clauses (b), (f), (j) and (k) of Section 6.05;

(f)            sales, transfers and dispositions of assets (other than Equity Interests of a Subsidiary) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (f) shall not exceed (i) $10,000,000 in the aggregate in any fiscal year of the Parent or (ii) $50,000,000 in the aggregate during the term of this Agreement;

(g)           transfers and dispositions constituting investments permitted under Section 6.05; and

(h)           sales, transfers and dispositions of the assets set forth in Schedule 6.06; provided that the Administrative Borrower provides the Administrative Agent with written notice of any such sale, transfer or disposition not less than five Business Days prior to the consummation thereof;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for an amount not less than fair value (as determined in good faith by the Board of Directors of the Parent), or, in the case of clause (d) above, for an amount, if less, equal to the aggregate cost expended for the property that is the subject of such sale-leaseback (except that those permitted by clause (a) above shall be made on terms that are customary in the ordinary course) and for consideration in cash.  For purposes of this Section 6.06, the following shall be deemed to be cash: securities received by the Parent or any Subsidiary from the transferee that are immediately convertible into cash without breach of their terms or the agreement pursuant to which they were purchased and that are promptly converted by the Parent or such Subsidiary into cash.

SECTION 6.07.  Sale and Lease-Back Transactions.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except for any such sale of fixed or capital assets that is consummated within 120 days after the date the Parent or such Subsidiary acquires or finishes construction of such fixed or capital asset.

SECTION 6.08.  Swap Agreements.  The Borrowers will not, and will not permit the Parent or any of the Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Parent or any of the Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, to a fixed rate or otherwise) with respect to any interest-bearing liability or investment of the Parent or any Subsidiary.

SECTION 6.09.  Restricted Payments; Certain Payments of Indebtedness.  (a) The Borrowers will not, and will not permit the Parent or any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Wholly Owned Subsidiaries may declare and pay dividends with respect to their Equity Interests and Subsidiaries that are not Wholly Owned Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the Parent may, subject to Section 6.02, make dividends with respect to its Equity Interests consisting solely of additional Equity Interests permitted hereunder, (iii) the Parent may purchase the Parent’s Equity Interests from present or former officers or employees of the Parent or any Subsidiary upon the death, disability or termination of employment of such officer or employee in an aggregate amount for all payments under this clause (iii) not to exceed $1,000,000 per fiscal year of the Parent; provided, that any such amount not so expended in the fiscal year for which it is permitted may be carried over for expenditure in succeeding fiscal years, (iv) the Parent may make a payment in connection with the settlement of the claims of Richard P. Durham and Durham Capital, L.L.C. in connection with the alleged “put” rights of such parties with respect to certain capital stock and warrants issued by Old Pliant in an aggregate amount not to exceed the lesser of (A) the actual amount of such settlement and (B) $12,000,000 and (v) the Parent may redeem the Series AA Preferred Stock with proceeds of Permitted Redemption Indebtedness; provided that in each case, no Default has occurred and is continuing or would result therefrom.

(b)           The Borrowers will not, and will not permit the Parent or any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Senior First Lien Note, Senior Second Lien Note or Senior Subordinated Note, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Senior First Lien Note, Senior Second Lien Note or Senior Subordinated Note, except (i) payment of regularly scheduled interest payments as and when due in respect of the Senior First Lien Notes; provided that, (A) the Parent shall not be permitted to make cash interest payments in respect of the Senior First Lien Notes referred to in clause (a) of the definition thereof or the interest payable pursuant to the Supplemental First Lien Notes Indenture and (B) on and prior to June 15, 2007, the Parent shall not be permitted to make cash interest payments in respect of the Senior First Lien Notes referred to in clause (b) of the definition thereof, (ii) payment of regularly scheduled interest payments as and when due in respect of the Senior Second Lien Notes and (iii) payment of regularly scheduled interest payments as and when due in respect of the Senior Subordinated Notes; provided, however, that on and prior to July 15, 2007, the Parent shall not be permitted to make cash interest payments in respect of the Senior Subordinated Notes.

SECTION 6.10.  Transactions with Affiliates.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including any Subsidiary), except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Parent or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by members of the board of directors of the Parent having a majority of the voting power held by all disinterested members of the board of directors of the Parent), (b) transactions between or among the Parent and the Subsidiaries and not involving any other Affiliate (except to the extent the involvement with the other Affiliate otherwise complies with this Section 6.10), (c) any Restricted Payment permitted by Section 6.09, and (d) transactions expressly contemplated by Schedule 6.10.

SECTION 6.11.  Restrictive Agreements.  The Borrowers will not and will not permit the Parent or any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Parent or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on capital stock) or to make or repay loans or advances to the Parent or any other Subsidiary (it being understood that the subordination of loans or advances made to the Parent or any Subsidiary to other Indebtedness incurred by the Parent or such Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or to Guarantee Indebtedness of the Parent or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or any Working Capital Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Effective Date identified on Schedule 6.11, (iii) the foregoing shall not apply to any restriction or condition with respect to a Subsidiary pursuant to an agreement relating to any Equity Interests or Indebtedness of such Subsidiary, in each case incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Parent (other than Equity Interests or Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was otherwise acquired by the Parent) and outstanding on such date; (iv) the foregoing shall not apply to any restriction or condition pursuant to an agreement refinancing an agreement referred to in clause (i), (ii) or (iii) or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) or this clause (iv); provided, however, that the conditions and restrictions contained in any such refinancing agreement or amendment are no more restrictive, taken as a whole, than the encumbrances and restrictions contained in the applicable predecessor agreement; (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or other secured obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or other obligations, (vii) clause (a) of the foregoing shall not apply to customary provisions in contracts restricting the assignment thereof, or the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract; (viii)  the foregoing shall not apply to net worth provisions in lease and other agreements entered into by the Parent or any Subsidiary in the ordinary course of business; and (ix) the foregoing shall not apply to restrictions imposed by the Senior First Lien Note Documents, the Senior Second Lien Note Documents and the Senior Subordinated Note Documents.

SECTION 6.12.  Amendment of Material Documents.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, including the terms related to the Preferred Stock (other than amendments and modifications that are not adverse to the interests of the Lenders and do not impair the exercise of remedies under any Security Document) or (b) the Senior First Lien Note Documents, the Senior Second Lien Note Documents or the Senior Subordinated Note Documents (other than amendments to the Senior First Lien Security Documents or the Senior Second Lien Security Documents permitted by the Intercreditor Agreement and other amendments and modifications that are not adverse to the interests of the Lenders and do not impair the exercise of remedies under any Security Document).

SECTION 6.13.  Designated Senior Debt.  The Borrowers shall not permit Parent to designate any Indebtedness (other than indebtedness under the Loan Documents and the Working Capital Loan Documents, indebtedness in respect of the Senior First Lien Notes incurred in compliance with Section 6.01(vi) and indebtedness in respect of the Senior Second Lien Notes incurred in compliance with Section 6.01(viii)) as “Designated Senior Debt” for purposes of and as defined in the Senior Subordinated Note Documents.

SECTION 6.14.  Cash Held by Loan Parties.  The Borrowers will not permit at any time on any day (a) the aggregate amount of “cash and cash equivalents” and “marketable securities” of the Loan Parties, in each case that would be required to be reflected on a consolidated balance sheet of the Parent Borrower and the Subsidiaries prepared as of such time in accordance with GAAP (excluding any such “cash” that is “restricted” cash, including, without limitation, any such cash subject to the Liens permitted by Section 6.03(j)), minus (b) the aggregate amount of payments in such cash and cash equivalents that the Borrowers reasonably and in good faith determine will be made by the Loan Parties (and will reduce such cash and cash equivalents) within the next 30 days to exceed $15,000,000.

SECTION 6.15.  ERISA.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, cause or permit any ERISA Affiliate to, cause or permit to occur (i) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (ii) an ERISA Event to the extent such ERISA Event would reasonably be expected to result in taxes, penalties and other liabilities in an aggregate amount in excess of $250,000 in the aggregate.

SECTION 6.16.  Cancellation of Indebtedness.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, cancel any claim or debt owing to it, except (a) for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices and (b) pursuant to the Plan of Reorganization.

SECTION 6.17.  Change in Fiscal Year; Accounting Policies.  The Borrowers will not, and will not permit the Parent or any Subsidiary to, change its fiscal year from a year ending December 31 unless required by law, in which case such Loan Party will give the Administrative Agent at least thirty (30) days prior written notice thereof.  Subject to Section 1.04, the Borrowers will not, and will not permit the Parent or any Subsidiary to, change its accounting policies from those used to prepare the financial statements delivered pursuant to Section 4.01(i) without the prior written consent of the Administrative Agent.

SECTION 6.18.  Financial Covenants.

(a)           The Borrowers shall cause the Parent to have at the end of each fiscal month ending immediately prior to or during any FCCR Period, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the amount set forth below:

Fiscal Month Ending	Minimum Fixed Charge Coverage Ratio

On or prior to July 18, 2007	1.00 to 1.00

Each fiscal month thereafter	1.10 to 1.00

(b)           The Borrowers shall not permit the Facilities Availability Amount to be less than $10,000,000 at any time.

SECTION 6.19. [Intentionally Omitted].

SECTION 6.20.  [Intentionally Omitted].

ARTICLE VII

EVENTS OF DEFAULT

If any one or more of the following events (“Events of Default”) shall occur:

(a)           any Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           any Borrower shall fail to (i) pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, or (ii) fail to deliver any Borrowing Base Certificate required to be delivered pursuant to the terms of this Agreement, and, in the case of clause (ii), such failure shall continue unremedied for a period of three Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of any Borrower, the Parent or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall have been incorrect in any material respect when made or deemed made;

(d)           any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of such Borrower), 5.11, 5.17 or 5.19 or in Article VI;

(e)           any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and if such failure is capable of being cured, such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Administrative Borrower (which notice will be given at the request of any Lender);

(f)            the Parent or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, including any applicable grace period;

(g)           any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness in a manner not prohibited by this Agreement;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower, the Parent or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, administrator, trustee, custodian, sequestrator, conservator or similar official for any Borrower, the Parent or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)            any Borrower, the Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower, the Parent or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (h) of this Article, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)            any Borrower, the Parent or any Subsidiary shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)           one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (net of amounts covered by insurance as to which the insurer has not denied liability) shall be rendered against any Borrower, the Parent, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower, the Parent or any Subsidiary to enforce any such judgment;

(l)            an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent and the Subsidiaries in an aggregate amount exceeding (i) $7,000,000 in any year or (ii) $15,000,000 during the term of this Agreement;

(m)          (i) any Loan Document shall for any reason be asserted by any Borrower, the Parent or any of the Subsidiaries not to be a legal, valid and binding obligation of any party thereto, (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Borrower, the Parent or any of the Subsidiaries not to be, a valid and perfected Lien on any Collateral, with the priority required by the Loan Documents, except (A) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (B) as a result of (1) the Administrative Agent’s failure to take any action reasonably requested by the Administrative Borrower in order to maintain a valid and perfected Lien on any Collateral or (2) any action taken by the Administrative Agent to release any Lien on any Collateral or (C) Liens on Collateral with a fair market value not exceeding $500,000 in the aggregate, (iii) the Guarantees pursuant to the Foreign Guarantee Agreement by the Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted by any Borrower, the Parent or any of the Subsidiaries not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of any Borrower or the Guarantees thereof by the Loan Parties pursuant to the Security Documents, shall cease to constitute “Senior Indebtedness” under the subordination provisions of the Senior Subordinated Note Documents, or such subordination provisions shall be invalidated or otherwise cease, or shall be asserted by Parent or any of the Subsidiaries to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto;

(n)           a Change in Control shall occur;

(o)           any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (i) inadvertent, immaterial errors not exceeding $250,000 in the aggregate in any Borrowing Base Certificate and (ii) errors understating the Borrowing Base); or

(p)           an Event of Default under and as defined in the Working Capital Credit Agreement shall occur;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable (the “remaining Loans”) may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations (other than any remaining Loans) of each Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.  In addition to the remedies set forth above, in every such event, the Administrative Agent may exercise any remedies under the other Loan Documents or at law or equity.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01. Authorization, Action, Etc.  Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, the Parent or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Administrative Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders and the Administrative Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld and which shall not be required during the continuance of an Event of Default), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent selected from among the Lenders or that shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision contained herein, the Arranger shall not, in its capacity as such, have any responsibilities under this Agreement or the other Loan Documents.

SECTION 8.02.  Declaration of Trust (Treuhand) and Appointment as Administrator.  The Administrative Agent shall: (a) hold any Lien or security interest which is governed by German law and is assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred to it under a non-accessory security right (nicht akzessorische Sicherheit) pursuant to any of the German Security Agreements or otherwise for the purpose of securing any of the Obligations secured thereunder as trustee (Treuhänder) for the benefit of the Secured Parties; (b) hold any abstract acknowledgement of indebtedness (abstraktes Schuldanerkenntnis) which is governed by German law and under which certain Loan Parties have acknowledged to owe to the Administrative Agent certain Obligations as trustee (Treuhänder) for the benefit of the Secured Parties; and (c) administer any Lien or security interest (if any) which is pledged (Verpfändung) or otherwise transferred under an accessory security right (akzessorische Sicherheit) to it and/or the Secured Parties pursuant to any of the German Security Agreements or otherwise for the purpose of securing any of the Obligations secured thereunder and each Secured Party authorizes the Administrative Agent to accept as its representative (Stellvertreter) any pledge or other creation of any other accessory right made to such Secured Party, and shall act in relation to the Lien and security interests in accordance with the terms and subject to the conditions of this Agreement and the other Loan Documents.  Each Secured Party hereby ratifies and approves all acts done by the Administrative Agent on such Secured Party’s behalf.

It is hereby agreed that, in relation to any jurisdiction the courts of which would not recognize or give effect to the trust (Treuhand) expressed to be created by this Section 8.02, the relationship of the Secured Party to the Administrative Agent in relation to any Lien or security interest governed by German law shall be construed as one of principal and agent but, to the extent permissible under the laws of such jurisdiction, all the other provisions of this Section 8.02 shall have full force and effect between the parties hereto.

Each Secured Party (with the exception of the Administrative Agent) hereby releases the Administrative Agent acting on its behalf pursuant to the terms of this Agreement or any other Loan Document from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch) (restriction of self-dealing).

SECTION 8.03.  Quebec Security.  For greater certainty, and without limiting the powers of the Administrative Agent, or any other Person acting as an agent or mandatory for the Administrative Agent hereunder or under any of the other Loan Documents, each Loan Party hereby acknowledges that, for purposes of holding any security granted by any Loan Party on property pursuant to the laws of the Province of Quebec to secure obligations of such Loan Party under any bond, the Administrative Agent shall be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Québec) for all present and future Lenders and in particular for all present and future holders of any such bond.  Each Lender hereby irrevocably constitutes, to the extent necessary, the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold security granted by any Loan Party in the Province of Quebec to secure the obligations of such Loan Party under any bond.  Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holders of such irrevocable power of attorney (fondé de pouvoir) by execution of an Assignment and Assumption.  Notwithstanding the provisions of section 32 of An Act respecting the special powers of legal persons (Québec), the Administrative Agent may acquire and be the holder of any bond.  The Borrowers hereby acknowledge that such bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Québec.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to any Borrower, to the Administrative Borrower at 1475 Woodfield Road, Suite 700, Schaumberg, Illinois 60173, Attention: Chief Financial Officer (Telecopy No. (847) 969-3338), with a copy to Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603, Attention: Michael L. Gold (Telecopy No. (312) 853-7036);

(ii)           if to the Administrative Agent, to Merrill Lynch Bank USA, 4 World Financial Center, Floor 10, New York, New York 10080, Attention: Ryan D. Bell (Telecopy No. (212) 449-6673), with a copy for notices related to borrowings and payments to Merrill Lynch Bank USA, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, Attention: Joseph Sandford (Telecopy No. (609) 282-3809), and with further copies (other than for notices related to borrowings and payments) to Merrill Lynch Bank USA, 4 World Financial Center, Floor 10, New York, New York 10080, Attention: Paul Tufaro (Telecopy No.(212) 738-1070), and Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Douglas R. Urquhart (Telecopy No. (212) 310-8007);

(iii)          [Intentionally Omitted]; and

(iv)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall have the effect of:

(i)            increasing the Commitment of any Lender without the consent of each Lender;

(ii)           reducing the principal amount of any Loan or reducing the rate of interest thereon, or reducing any fees payable hereunder, without the written consent of each Lender affected thereby and the Administrative Agent;

(iii)          postponing the maturity of any Loan, or any scheduled date of payment of the principal amount of any Loan, or any date for the payment of any interest thereon, or any fees payable hereunder, or reducing the amount of, waiving or excusing any such payment, or postponing the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby and the Administrative Agent;

(iv)          changing Section 2.17(b), (c), (d) or (e) in a manner that would alter the way that payments are shared, without the written consent of each Lender affected thereby;

(v)           changing any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class, including as contemplated by the term “Required Canadian Lenders”) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);

(vi)          releasing any Loan Party from its Guarantee under the Foreign Guarantee Agreement (except with respect to the dissolution, consolidation or merger of such Loan Party in accordance with the terms of Section 6.04 or as expressly provided in the Foreign Guarantee Agreement), or limiting its liability in respect of such Guarantee, without the written consent of each Lender; provided, however, that if the Required Lenders have approved the sale of the Equity Interests of such Loan Party, the consent of the Required Lenders (and not each Lender) shall be required for such release;

(vii)         releasing all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided therein), without the written consent of each Lender;

(viii)        changing any provision of any Loan Document to permit the Parent or any of the Subsidiaries to enter into any accounts receivable or inventory securitization transaction or other similar financing arrangement, including any sale of, or any grant of a security interest in, accounts receivable or inventory in connection with any asset securitization or other similar financing arrangement, without the written consent of Lenders having Commitments representing in the aggregate more than 66-2/3% of the total amount of the Commitments at such time;

(ix)           changing any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; or

(x)            increasing the Australian Sublimit, Canadian Sublimit, German Sublimit or Mexican Sublimit, without the written consent of each Australian Lender, Canadian Lender, German Lender or Mexican Lender, as applicable, and the Administrative Agent; and

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c)           If, in connection with any proposed amendment, waiver or consent  requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then so long as the Administrative Agent is not a Non-Consenting Lender, the Administrative Agent may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Administrative Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.16, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.15 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver; Joint and Several Obligations.  (a) The Borrowers jointly and severally shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their respective Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent and the Arranger, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger or any Lender, including the reasonable fees, charges and disbursements of any outside counsel for the Administrative Agent, the Arranger or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrowers jointly and severally shall indemnify the Administrative Agent, the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Parent or any of the Subsidiaries, or any Environmental Liability related in any way to the Parent or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates) or to the extent such damages constitute special, indirect or consequential damages (as opposed to direct or actual damages).

(c)           To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent or the Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure and unused Commitments at the time.

(d)           To the extent permitted by applicable law, the Borrowers shall not assert, and each of them hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.  Notwithstanding anything herein to the contrary, the maximum liability of the German Subsidiary Borrower with respect to the expense reimbursement and indemnification obligations under this Section 9.03 shall not exceed the amount of free reserves of the German Subsidiary Borrower.

SECTION 9.04.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Arranger and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)            Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)          the Administrative Borrower; provided that no consent of the Administrative Borrower shall be required (1) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default has occurred and is continuing; and

(B)           the Administrative Agent.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consents;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (B) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)           the parties to each such assignment relating to the assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Administrative Borrower, each other Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Administrative Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Each Lender selling a participation to a Participant shall, as a non-fiduciary agent of the Borrowers, keep a register (substantially similar in form to the Register) of each such Participant, specifying such Participant’s entitlement to payments of principal and interest with respect to such Participation.  The entries in such register shall be conclusive, and each Lender shall treat each Person whose name is recorded in such Lender’s register as the Participant, notwithstanding any notice to the contrary.

(v)           Upon its receipt of a duly completed Assignment and Assumption and all applicable tax documentation executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section and any written consent to such assignment required by this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)            Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii), (iii) or (vii) of the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided such Participant agrees to be subject to Section 2.18(a) as though it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.17(f) as though it were a Lender.

(ii)           A Participant shall be entitled to receive greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant; provided, however, that if (A) the aggregate amount of participations sold by the Initial Lender under this Agreement and the Working Capital Credit Agreement exceeds $50,000,000 (the “Participation Amount”) or (B) the aggregate payments to a Participant under Section 2.14 or 2.16 of this Agreement and Section 2.14 or 2.16 of the Working Capital Credit Agreement in excess of the payments the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant is greater than $500,000 per year (the “Additional Payment Amount”), a Participant with respect to any amount in excess of the Participation Amount or any payment in excess of the Additional Payment Amount shall not be entitled to receive greater payment under Section 2.14 or 2.16 than the Initial Lender would have been entitled to receive with respect to the participation sold to such Participant unless the Administrative Borrower consents to such participation in excess of the Participation Amount or payment in excess of the Additional Payment Amount (which consent shall not be unreasonably withheld).  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the

Administrative Borrower, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, or the laws of Canada or any province or territory thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Administrative Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Administrative Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16, 10.03 and 10.13 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent or the Arranger constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)           Each of the Borrowers hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)           Each of the Borrowers hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each of the Borrowers hereby irrevocably designates, appoints and empowers CT Corporation System, 111 Eighth Avenue, New York, NY 10011 (telephone: (212) 894-8800) (the “Process Agent”), in the case of any suit, action or proceeding brought in the United States of America as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any action or proceeding arising out of or in connection with this Agreement or any Loan Document.  Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Borrower in care of the Process Agent at the Process Agent’s above address, and each Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each of the Borrowers irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.  Each of the Borrowers agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ investment advisors, directors, officers, employees and agents, including accountants, legal counsel and other advisors (the “Representatives”) and any direct or indirect contractual counterparty in swap agreements entered into in connection with a Lender’s outstanding Loans from time to time or to such contractual counterparty’s professional advisor (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, in the case of any such contractual counterparty or its professional advisor, such persons shall agree in writing to be bound by the provisions of this Section 9.12), (b) to the extent requested or demanded by any Governmental Authority or any self-regulatory organization (including the National Association of Insurance Commissioners or other similar organization), (c) to the extent required by applicable laws or regulations or by any subpoena, order or similar legal process; provided that, to the extent reasonably practicable and not prohibited by applicable laws or regulations or by any judicial or administrative order, such Person will provide the Administrative Borrower with prior notice of such disclosure, (d) any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (h) with the consent of the Administrative Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than any Borrower, the Parent, any Subsidiary or any of their Representatives that is not known to such Person to be subject to any obligation of confidentiality to any Borrower, the Parent or any Subsidiary.  For the purposes of this Section, “Information” means all information received from any Borrower, the Parent, any Subsidiary or any of their Representatives relating to any Borrower, the Parent, the Subsidiaries or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  Conversion of Currencies.  (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each of the Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 9.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.14.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. Parallel Obligations.  For the purposes of taking and ensuring the continuing validity of security (the “Parallel Debt Security”) under the Security Documents subject to the laws of (or to the extent affecting assets situated in) Germany and such other jurisdictions as the Administrative Agent and the Administrative Borrower (each acting reasonably) agree, notwithstanding any contrary provision in any Loan Document:

(a)           Abstract Acknowledgement of Indebtedness.

(i)            Each Borrower undertakes (such undertakings, the “Parallel Obligations”) to pay to the Administrative Agent amounts equal to all present and future amounts (the “Original Obligations”) owing by it to a Secured Party under any Loan Document;

(ii)           the Administrative Agent shall have its own independent right to demand payment of the Parallel Obligations;

(iii)          the Parallel Obligations shall not limit or affect the existence of the Original Obligations for which the Secured Parties shall have an independent right to demand payment;

(iv)          notwithstanding paragraphs (ii) and (iii), payment by a Borrower of its Parallel Obligations shall to the same extent decrease and be a good discharge of the corresponding Original Obligations owing to the relevant Secured Parties and payment by a Borrower of its Original Obligations to the relevant Secured Parties shall to the same extent decrease and be a good discharge of the Parallel Obligations owing by it to the Administrative Agent;

(v)           the Parallel Obligations are owed to the Administrative Agent in its own name and the Parallel Debt Security shall secure the Parallel Obligations so owing;

(vi)          without limiting or affecting the Administrative Agent’s right to protect, preserve or enforce its rights under any Security Agreement, the Administrative Agent undertakes to each Secured Party not to exercise its rights in respect of the Parallel Obligations without the consent of the relevant Secured Party; and

(vii)         the Administrative Agent undertakes to distribute to the Secured Parties an amount equal to any amounts collected or received by the Administrative Agent which it has applied in reduction of the Parallel Obligations in accordance with the terms of this Agreement as if the terms of this Agreement as if the Original Obligations had not been discharged.

(b)           Joint and Several Creditor.

(i)            Each Borrower and each of the Secured Parties (other than the Administrative Agent) agrees that the Administrative Agent shall be the joint creditor (together with the relevant Secured Parties) of each and every obligation of any Borrower towards each of the Secured Parties (other than the Administrative Agent) under the Loan Documents. Accordingly the Administrative Agent will have its own independent right to demand performance by the relevant Borrower of those obligations. However, any discharge of any such obligation to either the Administrative Agent or a Secured Party (other than the Administrative Agent) shall, to that extent, discharge the corresponding obligation owing to the other; and

(ii)           without limiting or affecting the Administrative Agent’s rights against any Borrower (whether under this Section 9.15 or under any other provision of the Loan Documents), the Administrative Agent agrees with each other Secured Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Secured Party (other than the Administrative Agent) except with the consent of the relevant Secured Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under, or to enforce any Security Agreement as contemplated by, this Agreement and/or the relevant Security Agreement (or to do any act reasonably incidental to any of the foregoing).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PLIANT CORPORATION PTY LTD.

By:
Name:
Title

PLIANT CORPORATION OF CANADA LTD.

By:
Name:
Title

PLIANT FILM PRODUCTS GMBH

By:
Name:
Title

ASPEN INDUSTRIAL, S.A. DE C.V.

By:
Name:
Title

ACKNOWLEDGED AND AGREED
with respect to Article III:

PLIANT CORPORATION

By:
Name:
Title

[SIGNATURE PAGE TO FIXED ASSET CREDIT AGREEMENT]

MERRILL LYNCH BANK USA, as Administrative Agent and Lender

By:
Name:
Title:

MERRILL LYNCH INTERNATIONAL (AUSTRALIA) LIMITED, as Australian Lender

By:
Name:
Title:

MERRILL LYNCH CAPITAL CANADA INC., as Canadian Lender

By:
Name:
Title:

MERRILL LYNCH CAPITAL MARKETS BANK LIMITED, as German Lender

By:
Name:
Title:

MERRILL LYNCH MORTGAGE CAPITAL INC., as Mexican Lender

By:
Name:
Title:

[SIGNATURE PAGE TO FIXED ASSET CREDIT AGREEMENT]